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                                                                    EXHIBIT 10.1















                     LIMITED LIABILITY COMPANY AGREEMENT OF
                                RPT/INVEST L.L.C.










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                                TABLE OF CONTENTS

ARTICLE I FORMATION, NAME, PURPOSES, PRINCIPAL OFFICE, TERM OF THE COMPANY AND RELATED MATTERS                    1
   1.01     Formation                                                                                             1
   1.02     Name                                                                                                  1
   1.03     Purposes                                                                                              2
   1.04     Principal Office, Registered Offices and Resident Agent                                               3
   1.05     Term                                                                                                  3
   1.06     Treatment of the Company                                                                              4

ARTICLE II CAPITAL AND RELATED MATTERS                                                                            4
   2.01     Initial Capital Contributions                                                                         4
   2.02     Additional Capital Contributions                                                                      4
   2.03     Failure to Contribute Additional Capital                                                              6
   2.04     Return of Capital Contributions                                                                       8
   2.05     Limited Liability of Members                                                                          8
   2.06     Financing                                                                                             8

ARTICLE III  ALLOCATIONS AND DISTRIBUTIONS                                                                        9
   3.01     Allocations of Profit and Loss                                                                        9
   3.02     Distribution of Cash Flow                                                                            12
   3.03     Distribution of Net Sale or Refinancing Proceeds                                                     14
   3.04     Applicability                                                                                        17

ARTICLE IV MEETINGS OF MEMBERS AND RELATED MATTERS                                                               17
   4.01     Annual Meetings                                                                                      17
   4.02     Reimbursement for Costs and Expenses                                                                 17
   4.03     Exclusivity Provisions                                                                               17
   4.04     Management of the Shopping Center                                                                    20
   4.05     Leasing Activities                                                                                   21
   4.06     Acquisition Fees                                                                                     21
   4.07     Disposition Fees                                                                                     21
   4.08     Asset Management Fees                                                                                21
   4.09     Options To Purchase Shopping Centers                                                                 22
   4.10     Right of First Offer in Respect of a Shopping Center                                                 24
   4.11     Competing Shopping Centers                                                                           26

ARTICLE V MANAGEMENT                                                                                             26
   5.01     Management and Responsibilities of the Manager                                                       26
   5.02     Investment Committee                                                                                 28
   5.03     Number; Election; Term of Office; and Qualifications                                                 32
   5.04     Resignation                                                                                          32

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

   5.05     Vacancies                                                                                            33
   5.06     Annual and Regular Meetings                                                                          33
   5.07     Special Meetings                                                                                     33
   5.08     Notice of Meetings                                                                                   33
   5.09     Quorum                                                                                               33
   5.10     Reimbursement                                                                                        34
   5.11     Participation in a Meeting by Conference Telephone                                                   34
   5.12     Written Consent in Lieu of Meeting                                                                   34
   5.13     Minutes                                                                                              34

ARTICLE VI BOOKS, RECORDS AND ACCOUNTING                                                                         34
   6.01     Fiscal Year Accounting                                                                               34
   6.02     Books and Records                                                                                    34
   6.03     Tax Matters Partner                                                                                  35
   6.04     Tax Information and Financial Statements                                                             35

ARTICLE VII ASSIGNMENT OF MEMBERSHIP INTERESTS,  WITHDRAWAL OF A MEMBER AND RELATED MATTERS                      36
   7.01     Assignment                                                                                           36
   7.02     Substitution of Members                                                                              36
   7.03     Transfers of Interests in Members                                                                    37
   7.04     References to "Member" and "Members" in the Event of Successors                                      37
   7.05     Prohibition on Withdrawal                                                                            38
   7.06     Occurrence of a Disability Event With Respect to a Member                                            39
   7.07     Single Representative to Act on Behalf of Successors                                                 39
   7.08     Succession by Individuals to Membership Interests of Members                                         40

ARTICLE VIII DISSOLUTION AND WINDING UP; CONTINUATION OF BUSINESS                                                40
   8.01     Winding Up and Liquidation of the Company                                                            40
   8.02     Certificate of Dissolution                                                                           40

ARTICLE IX MISCELLANEOUS PROVISIONS                                                                              40
   9.01     Indemnification                                                                                      40
   9.02     Contribution Amount/Cross Indemnity                                                                  41
   9.03     Put Option for Initial Acquisition Properties                                                        43
   9.04     Notices                                                                                              45
   9.05     Terms                                                                                                46
   9.06     Article and  Section Headings                                                                        46
   9.07     Entire Agreement                                                                                     47
   9.08     Severability                                                                                         47
   9.09     Amendment                                                                                            47
   9.10     Binding Effect                                                                                       47
                                       ii

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
   9.11     Governing Law                                                                                        47
   9.12     Counterparts                                                                                         47
   9.13     No Third Party Rights Created Hereby                                                                 47
   9.14     Additional Acts and Instruments                                                                      48
   9.15     Date of Agreement                                                                                    48
   9.16     Right of Setoff                                                                                      48

ARTICLE X DEFINITIONS                                                                                            49
   10.01    Definitions                                                                                          49

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                                      iii

                     LIMITED LIABILITY COMPANY AGREEMENT OF
                                RPT/INVEST L.L.C.


         THIS LIMITED LIABILITY COMPANY AGREEMENT is made and entered into as of the 23rd day of August, 1999, by and between (i) Ramco-Gershenson Properties, L.P., a Delaware limited partnership with offices located at 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48304 ("Ramco") and (ii) Shop Invest, LLC, a Delaware limited liability company with offices located at 280 Park Avenue, 37th Floor, New York, New York 10017 ("Investcorp"). All capitalized terms used in this Agreement are defined in Article X of this Agreement.

                                R E C I T A L S:

         A. Ramco and Investcorp desire to form a limited liability company (the "Company") under the Delaware Limited Liability Company Act, Delaware Code Annotated, Title 18, ss.ss.101 to 1107 (the "Act") for the purposes and term set forth in this Agreement.

         B. Ramco and Investcorp desire to evidence their agreements with respect to the Company by entering into this Agreement.

         Accordingly, the parties agree as follows:

                                    ARTICLE I
                  FORMATION, NAME, PURPOSES, PRINCIPAL OFFICE,
                     TERM OF THE COMPANY AND RELATED MATTERS

1.01     FORMATION

         The Members hereby authorize the execution of a Certificate of Formation with respect to the Company (the "Certificate") and the filing thereof with the office of the Secretary of State for the State of Delaware. The Company shall be formed on the date the Certificate is filed with the office of the Secretary of State for the State of Delaware ("Formation Date"). The relationship of the Members, with respect to the Company, shall be governed by this Agreement.

1.02     NAME

         The name of the Company shall be RPT/Invest L.L.C. The Company may also conduct its business under such assumed name or names as shall be selected by both Ramco and Investcorp at any time and from time to time.

1.03     PURPOSES

         a. The Company is being formed, and the purposes of the Company are, to
(i) become, act as, and perform the obligations of, exercise the rights of, and take the actions required of, direct or indirect, the sole shareholder, partner, member or other type of equity owner of Project Entities in connection with such Project Entities and each of their respective businesses, and (ii) engage in any and all activities related or incidental to the foregoing. The Members hereby acknowledge it is the purpose of that the Company to acquire, manage, asset manage, lease, sell, finance, refinance, develop, redevelop and dispose of, through the Project Entities and through the Company, Shopping Centers whose aggregate acquisition costs are equal to One Hundred Twenty-five Million Dollars ($125,000,000.00) (including the values ascribed to the Initial Acquisition Properties). Each of the Project Entities shall be managed by the Investment Committee through the Company pursuant to the terms hereof.

         b. The Members hereby acknowledge and agree that they all will cause the Company, on behalf of Project Entities to be formed, to target the acquisition of Shopping Centers in the Midwest, Mid-Atlantic and Northeast United States. In that regard, the Members hereby establish the following investment criteria (the "Target Investment Criteria"): (i) Shopping Centers that are Class A or B Shopping Centers of greater than 100,000 square feet; (ii) Shopping Centers that are located in a major metropolitan area possessing demographic characteristics similar to those areas where the Initial Acquisition Properties are located, (iii) Shopping Centers that are well anchored in a prime location and are situated along roads and highways with substantial traffic counts; (iv) Shopping Centers that are located near major retail hubs, (v) Shopping Centers that have occupancy rates of eighty-five percent (85%) or greater with relatively modest tenant turnover, (vi) Shopping Centers that can have their value enhanced by professional management, redevelopment, expansion, professional leasing and the infusion of capital, and (vii) Shopping Centers that have strong anchor alignment. In connection with the acquisition of such Shopping Centers, the initialization capitalization rates will be targeted at nine and one-half percent (9.50%) to ten and one-half percent (10.50%) on actual, in-place net operating income with the purchase price not exceeding eighty percent (80%) of new construction costs. The Members also intend, as part of the Target Investment Criteria, to target Shopping Centers that produce internal rates of return which derive from reasonable growth rates (typically three percent [3%]), market lease rates, conservative credit loss estimates, market lease terms and market tenant improvements. The Members hereby acknowledge and agree that the Target Investment Criteria are intended as guidelines and while they accurately reflect the intentions of the Members, they are not intended to preclude Ramco from pursuing and presenting the Company with acquisition possibilities that do not reflect the Target Investment Criteria in all respects.

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         c. The Company shall have all the powers necessary or appropriate for the accomplishment of the Company's purposes.

1.04     PRINCIPAL OFFICE, REGISTERED OFFICES AND RESIDENT AGENT

         a. The principal office of the Company shall be located at 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48304. The Company shall have an office at such other address(es) as may be designated from time to time by the Investment Committee by majority vote, including such offices as may be required by each jurisdiction in which the Company transacts business, or expects to transact business. The address of the office of the Company in the State of Delaware required to be maintained pursuant to the Act is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, or such other address as may be designated from time to time by the Investment Committee by majority vote.

         b. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust, whose address is Corporation Trust Center 1209 Orange Street, Wilmington, Delaware 19801, or such other agent and address as may be designated from time to time by the Investment Committee by majority vote. In addition, Investment Committee by majority vote shall appoint such other registered agents for service of process on the Company, as may be required by those jurisdictions in which the Company transacts business, or expects to transact business.

1.05     TERM

         a. The term of the Company shall commence on the Formation Date.

         b. The term of the Company shall end and the Company shall dissolve on the date that is six (6) years from the closing of the acquisition of the last shopping center acquired by the Company unless extended by the vote of a numerical majority of the members of the Investment Committee (the "Termination Date"); however, if any of the following events shall occur prior to the Termination Date, the Company shall dissolve on the first to occur of such events:

            (1) The sale or other disposition of all or substantially all the assets of the Company;

            (2) The decision of Ramco and Investcorp to terminate the Company; or

            (3) Any other event which, under this Agreement or the Act, results in the dissolution of the Company.

1.06     TREATMENT OF THE COMPANY

         The Members have formed the Company as a limited liability company under and pursuant to the Act. The Members specifically intend and agree that the Company not be a partnership (including, a limited partnership) or any other venture, but a limited liability company under and pursuant to the Act. No Member shall be construed to be a partner in the Company or a partner of any entity or Member. The Certificate and this Agreement and the relationships created thereby and arising therefrom shall not be construed to suggest otherwise. Notwithstanding the foregoing, the Members intend that the Company be treated as a partnership for federal income tax purposes.

                                   ARTICLE II
                           CAPITAL AND RELATED MATTERS

2.01     INITIAL CAPITAL CONTRIBUTIONS

         Either contemporaneously with the execution of this Agreement, or as soon as practicable thereafter, each Member shall initially contribute to the capital of the Company cash or property in the amount set forth opposite its respective name in column (2) on Exhibit A attached hereto.

2.02     ADDITIONAL CAPITAL CONTRIBUTIONS

         a. If, at any time and from time to time during the term of the Company, the Investment Committee determines that the Company requires additional capital in order for the Company to fund one or more Project Entities to acquire one or more Shopping Centers, and such funds are not otherwise available from third party financing or Company reserves or cash balances, then, and in that event, each Member shall (and hereby agrees to) contribute such required additional capital to the Company, pro rata, in accordance with its respective Applicable Percentages. Investcorp, on the one hand, and Ramco, on the other, shall only be required to contribute to the capital of the Company pursuant to this Section 2.02a an aggregate maximum amount of Thirty-seven Million Five Hundred Thousand Dollars ($37,500,000.00) (the "Maximum Required Aggregate Contribution")(which amount shall include, for purposes of this
Section 2.02a hereof, the initial capital contribution of each Member as set forth in Section 2.01 hereof and all additional capital contributions made pursuant to this Section 2.02a). The Maximum Required Aggregate Contribution shall be made by the Members pro rata based on each Member's respective Applicable Percentage pursuant to a Capital Call Notice (as hereinafter defined) sent to the Members pursuant to the provisions of Section 2.02c hereof. Notwithstanding anything contained in this Agreement to the contrary, the Members shall not be required to contribute in the aggregate more than thirty percent (30%) of the acquisition costs of any one Shopping Center unless both Members agree otherwise. In calculating the maximum Thirty-seven Million Five Hundred Thousand Dollars ($37,500,000.00) capital contribution

                                       4
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requirement of the Members under this Section 2.02a, the Members hereby agree that the amount of any distributions made by the Company to the Members (of cash or property) pursuant to this Agreement shall not be deemed to have reduced the total amount that each Member has contributed to the capital of the Company to date. The Members hereby acknowledge and agree, however, that it is their intention that the Investment Committee obtain third-party non-recourse financing (subject to customary exceptions from the exculpatory clause) of up to seventy percent (70%) of the total acquisition costs of the Shopping Centers to be purchased by any Project Entity. In this regard, the Members hereby acknowledge and agree that any and all costs incurred in connection with any financing obtained by such Project Entity shall be a direct obligation of such Project Entity. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the Members to make additional capital contributions under this Section 2.02a shall terminate on a date that is two hundred and seventy (270) days from the date of this Agreement (such date is hereinafter referred to as the "Investment Termination Date"); provided, however, that the Investment Termination Date shall be extended with respect to any Shopping Center if such Shopping Center is then under contract, but the closing has not yet occurred.

         b. If, at any time and from time to time, during the term of the Company, the Investment Committee determines that the Company needs additional funds to operate the business of each Project Entity in order to accomplish any of the purposes of the Company other than those set forth in Section 2.02a hereof, including, but not limited to, capital improvements, tenant improvements, brokerage commissions to be paid and debt service obligations to be met, the Investment Committee shall send a Capital Call Notice (as hereinafter defined) to the Members pursuant to the provisions of Section 2.02c hereof. The Members shall be required to make such additional capital contributions hereunder pursuant to the provisions of such Capital Call Notice. Nothing in this Section 2.02b shall be construed as prohibiting the Investment Committee from deciding to borrow the required additional capital needed hereunder instead of requiring additional capital contributions from the Members. The members of the Investment Committee hereby agree that the Investment Committee shall be required to send a Capital Call Notice with respect to capital required to fund amounts contemplated by an approved budget (either because such capital call was specifically contemplated by the Budget, or if and to the extent cash flow is insufficient to fund such amounts), provided that no such capital call notice shall be sent if four out of five members of the Investment Committee elect to not require such additional capital.

         c. The Investment Committee, once it has decided to require (or is deemed to have decided pursuant to the last sentence of Section 2.02 b) additional capital contributions from the Members pursuant to Sections 2.02a or 2.02b hereof, shall cause the Manager to send a written notice to each of the Members (the "Capital Call Notice"). The Capital Call Notice shall state (i) the total amount of cash required, (ii) each Member's share of such required cash (which shall be based on each Member's

                                       5
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respective Applicable Percentage), and (iii) the date by which each Member is obligated to contribute its share of such required cash (which shall be the earlier of five [5] days from the date the Capital Call Notice was sent or two [2] business days before a property acquisition closing date with respect to funds that are due at the closing of such acquisition).

         d. The obligations of the Members to make additional capital contributions under this Agreement shall only be enforceable by the Members and not by creditors of any Member or by any third party. In the event any creditor of a Member or of the Company succeeds to all or a portion of the Membership Interest of a Member, the other Member shall thereupon be released from all further obligations under this Section 2.02.

2.03     FAILURE TO CONTRIBUTE ADDITIONAL CAPITAL

         a. If either Ramco or Investcorp does not pay the Company, when due, any amount that each such Member is obligated to contribute to the Company under the provisions of Sections 2.01 and 2.02 a hereof (such Member being hereinafter referred to as the "Defaulting Member" and such amount being hereinafter referred to as the "Omitted Contribution"), and the other Member has paid to the Company, when due, all amounts that it is then, or was prior thereto, obligated to contribute to the Company under such Sections (a "Nondefaulting Member"), the Investment Committee or such non-defaulting Member may, if it so elects, give notice of such nonpayment to the Defaulting Member. If the Defaulting Member does not make payment within the earlier to occur of: (i) two (2) business days prior to the closing of the acquisition contemplated by Section 2.02 a hereof; or (ii) five (5) days after the giving of such notice, and such event of default relates to a failure to contribute to the Company pursuant to Sections 2.01 and 2.02a hereof, the Nondefaulting Member, for and on behalf of itself and the Company, shall have the following remedies:

            (1) The Nondefaulting Member shall have the right to advance an amount equal to the Omitted Contribution. The amount so advanced shall constitute (i) a loan from the Nondefaulting Member to the Defaulting Member, and (ii) a capital contribution by the Defaulting Member to the Company. Such a loan shall (i) bear interest at a per annum rate equal to ten percent (10%) above the "prime" (or equivalent) rate publicly announced from time to time by BankBoston, N.A., or if BankBoston, N.A., ceases to announce such a rate, then ten percent (10%) above the "prime" (or equivalent) rate publicly announced by any other bank in the New York City metropolitan area specified by the Nondefaulting Member (or the highest rate which, by law, the Defaulting Member may be charged, whichever is lower), (ii) be payable on demand, (iii) be secured by the Defaulting Member's Membership Interest, and (iv) at the election of the Nondefaulting Member, be evidenced by a promissory note, containing such

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         terms and provisions, not inconsistent with the provisions of this
         Section 2.03a(1), as shall be specified by the Nondefaulting Member. Upon not less than five (5) days prior request, the Defaulting Member shall execute and deliver to the Nondefaulting Member such promissory note, and all related documents (including, but not limited to, a Uniform Commercial Code Financing Statement to perfect the aforementioned security interest) specified by the Nondefaulting Member, and if the Defaulting Member shall fail or refuse to execute any of such documents, the Nondefaulting Member shall be the Defaulting Member's true and lawful attorney-in-fact, with full power of substitution, in its name and on its behalf, to execute and deliver such promissory note and related documents. If the Nondefaulting Member shall make such an advance (-1-) the portion of all Company distributions otherwise payable to the Defaulting Member and all fees of any kind payable to such Member or any of its affiliates shall, instead of being paid to the Defaulting Member, be paid to the Nondefaulting Member and applied against the loan resulting from such an advance but for tax purposes be deemed to have been distributed to the Defaulting Member, and (-2-) the Defaulting Member shall not, as a result of the making of any such advance, be treated as having cured its default and it shall continue to be a Defaulting Member until the principal of, and all accrued interest on, the loan resulting from such an advance has been paid in full.

            (2)     With respect to a failure to contribute capital under
         Section 2.02a and failure to cure as set forth in Section 2.03a, the Nondefaulting Member shall have the unrestricted right, on its own or through one or more of its Affiliates, directly or indirectly, to purchase, own and operate the Shopping Center in question and the Defaulting Member shall have no rights or claims whatsoever as a result of such activities.

         b. If either Ramco or Investcorp fails to contribute any amount that it is obligated to contribute to the Company under the provisions of Section 2.02b hereof, or if the Nondefaulting Member does not exercise its right under Section 2.03a above, and the Company, through a Property Entity, acquires same, then the Nondefaulting Member shall be able to avail itself of the remedy set forth in
Section 2.03a(1) hereof, the Investment Committee or such Nondefaulting Member may, if it so elects, give notice of such nonpayment to the Defaulting Member. If the Defaulting Member does not make payment within ninety (90) days after the giving of such notice, the Nondefaulting Member, for and on behalf of itself and the Company, shall have the following additional remedies:

            (1) If Investcorp is the Defaulting Member, Ramco's purchase rights as set forth in Section 4.11 hereof shall continue until the Termination Date with respect to the Shopping Center in question and shall not be restricted by any

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

         time limits whatsoever as to the period of time within which such rights must be exercised prior to such date;

            (2) Until such time as the Nondefaulting Member has been repaid all amounts owing pursuant to Section 2.03a(1) hereof, the members of the Investment Committee who were designated by the Defaulting Member shall lose all of their voting and management rights with respect to the Shopping Center in question for which the additional capital was required;

            (3) If Ramco is the Defaulting member under Section 2.02b hereof, then Ramco and its Affiliates shall permanently lose their property management and leasing rights and associated fees, as well as its rights pursuant to Section 4.09 and 4.10 hereof, and only with respect to the Shopping Center in question for which the additional capital was required; and

            (4) The Defaulting Member shall permanently lose its asset management rights and fees pursuant to Section 4.08 hereof with respect to the Shopping Center in question for which the additional capital was required.

2.04     RETURN OF CAPITAL CONTRIBUTIONS

         Except as otherwise provided in this Agreement, no Member shall have the right to withdraw its capital contributions or to demand or receive the return of its capital contributions or any part thereof.

2.05     LIMITED LIABILITY OF MEMBERS

         The Members shall not be liable for the acts, debts or obligations of the Company or any other Member. No member shall be liable to the Company or any other member for any amount in excess of its invested capital in the Company.

2.06     FINANCING

         The Investment Committee, in conjunction with the Manager, shall target third party financing for each Project Entity in an amount equal to seventy percent (70%) of the total acquisition costs of each Shopping Center. Such financing shall (i) be competitively priced, (ii) have a term of 3 years or less and, if available, with options to extend five (5) years, (iii) have a floating or a fixed rate of interest and (iv) be made on a totally non-recourse basis to the Members (subject to customary exceptions from the exculpatory clause). Notwithstanding anything contained in this Agreement to the contrary, the Investment Committee must approve all financing obtained by the Company for any purpose for any Project Entity that is secured by the assets of the Company or any Project Entity.

                                   ARTICLE III
                          ALLOCATIONS AND DISTRIBUTIONS

3.01     ALLOCATIONS OF PROFIT AND LOSS

         a. After giving effect to the allocations set forth in Sections 3.01b through 3.01f hereof, Profit or Loss for each taxable period shall be allocated to the Members as follows:

            (1) First, Profit shall be allocated to the Members having deficit balances in their Augmented Capital Accounts (as defined below), after taking into account all distributions with respect to such taxable period, in proportion to such deficit balances until such deficit balances have been eliminated;

            (2) Second, Profit (other than any Profit resulting from the sale or other disposition of the property or assets of or interest in a Project Entity) shall be allocated to the Members to the extent of and in proportion to the amount necessary, so that the total Profits allocated to each Member pursuant to this Section 3.01a(2) is equal to the aggregate amount of Cash Flow distributed to such Member with respect to such fiscal year and any previous fiscal year pursuant to
         Section 3.02a; and

            (3) Third, any remaining Profit or Loss for any fiscal year shall be allocated among the Members so that, at the end of such year, and after taking into account any distributions with respect to such fiscal year, the Capital Account of each Member, increased by such Member's "share of partnership minimum gain" and "share of partner nonrecourse debt minimum gain" (as so increased, a Member's Capital Account is hereinafter referred to as such Member's "Augmented Capital Account"), is, as nearly as possible, positive in the amount that the Company would distribute to such Member if the Company were to distribute any surplus (positive balance) in Augmented Members' Capital among the Members pursuant to Section 3.03 (disregarding Section 3.03e) below; provided, however, that no Loss or item of expense or loss shall be allocated to any Member for any fiscal year to the extent that such allocation would create or increase a deficit in such Member's Adjusted Augmented Capital Account (as hereinafter defined).

         b. After giving effect to the allocations set forth in Sections 3.01c through 3.01 f. hereof, items of gross income and gain shall be allocated to each Member in an amount and manner sufficient to eliminate, as quickly as possible, any deficit in such Member's Adjusted Augmented Capital Account to the extent that such deficit is created or increased by any unexpected adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d) (4)-(6) of the Treasury Regulations. This Section 3.01b and the proviso of Section 3.01a are intended to comply with the "alternate test for economic effect" in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

         c. If, for a fiscal year, there is a net decrease in "partner nonrecourse debt minimum gain," then each Member shall be allocated items of gross income or gain equal to such Member's share of such net decrease, determined under Section 1.704-2(i) of the Treasury Regulations. However, in accordance with Section 1.704-2(i)(4) of the Treasury Regulations, the preceding sentence shall not apply to the extent that the net decrease in "partner nonrecourse debt minimum gain" results from (i) a capital contribution from such Member which is used to pay a liability of the Company or (ii) a refinancing or lapse of a guarantee of, or any other change in, a liability of the Company that causes such liability to become partially or wholly a "nonrecourse liability."

         d. If, for a fiscal year, there is a net decrease in "partnership minimum gain," then each Member shall be allocated items of income and gain equal to such Member's share of such net decrease, determined in accordance with Sections 1.704-2(f) and 1.704-2(g) of the Treasury Regulations. However, in accordance with Section 1.704-2(f)(2) of the Treasury Regulations, the preceding sentence shall not apply to the extent that the net decrease in "partnership minimum gain" results from (i) a capital contribution from such Member which is used to pay a liability of the Company or (ii) a refinancing or guarantee of, or any other change in, a liability of the Company that causes such liability to become partially or wholly a "partner nonrecourse debt" for which such Member bears the economic risk of loss.

         e. Any "nonrecourse deductions" for any fiscal year shall be allocated sixty percent (60%) to Investcorp and forty percent (40%) to Ramco.

         f. Any "partner nonrecourse deductions" for any fiscal year shall be allocated to the Member who bears the economic risk of loss with respect to the "partner nonrecourse debt" to which such "partner nonrecourse deductions" are attributable in accordance with Section 1.704-2(i)(l) of the Treasury Regulations.

         g. For purposes of this Section 3.01:

            (1) "Adjusted Augmented Capital Account" means, with respect to any Member as of the end of any fiscal year, such Member's Augmented Capital Account (i) reduced by those anticipated allocations, adjustments and distributions described in Section 1.704-1(b)(2)(ii)(d)(4)-(6) of the Treasury Regulations, and (ii) increased by the amount of any deficit in such Member's Capital Account that such Member is deemed obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations as of the end of such fiscal year.

            (2) "Augmented Members' Capital" at the end of any year means the total amount of capital (assets minus liabilities) appearing on the Company's balance sheet as computed for book purposes within the meaning of Section 10.01i below (taking into account Profit, Loss and all items of income, gain, expense or loss for such year), increased by the amount of "partnership minimum gain" and "partner nonrecourse debt minimum gain" of the Company at the end of such year.

            (3) "Profit" and "Loss" each means, for each fiscal year of the Company or other period, the Company's profit or loss for federal income tax purposes, adjusted as follows:

                        (i)   Any tax exempt income described in Section 705(a)
                   (1)(B) shall be added to such taxable profit or loss;

                        (ii) Any nondeductible expenses described in Section 705(a)(2)(B) of the Code shall be subtracted from such taxable profit or loss; and

                        (iii) Any items of income, gain, expense or loss
                   allocated pursuant to Section 3.01b, 3.01c, 3.01d, 3.01e or 3.01f hereof shall be disregarded and not taken into account in the determination of Profit or Loss.

            (4) All terms set off in quotation marks and not otherwise defined shall have the meanings ascribed to them in Section 1.704-2 of the Treasury Regulations.

         h. It is intended that the amount to be distributed to a Member pursuant to Section 7.1 of this Agreement shall equal the amount such Member would receive if liquidation proceeds were instead distributed in accordance with Section 3.03 (disregarding Section 3.03e) of this Agreement. This intended distribution amount for a Member is referred to as such Member's "Targeted Distribution Amount". Notwithstanding any preceding provision to the contrary in this Section 3.01, if upon a termination and liquidation of the Company, any Member's ending Capital Account balance immediately prior to the distributions to be made pursuant to Section 7.1 of this Agreement would otherwise be less than such Member's "Targeted Distribution Amount", then, to the extent amended tax returns can be filed for prior fiscal years of the Company, such Member shall be specially allocated items of income or gain for such prior years, and items of loss or deduction for such prior years shall be allocated away from such Member to the other Members, until Profit or Loss for the year(s) of termination and liquidation of the Company can be allocated so as to cause such Member's actual Capital Account balance to equal the Targeted Distribution Amount for such Member (and such Profit or Loss shall be so allocated).

3.02     DISTRIBUTION OF CASH FLOW

         a. The Cash Flow of the Company, with respect to each fiscal year of the Company, to the extent (and only to the extent) that the Investment Committee determines, in the exercise of its sole discretion, that the Cash Flow with respect to such fiscal year is not required for Company purposes and is available for distribution to the Members, shall be distributed quarterly to, and allocated between, the Members in the following order of priority:

            (1) First, to Investcorp to the extent of its Preferred Return (including any such amounts which were not paid during, and are therefore carried forward from, any prior fiscal years);

            (2) Next, to Ramco to the extent of its Preferred Return (including any such amounts which were not paid during, and are therefore carried forward from, any prior fiscal years); and

            (3) The balance, if any, to the Members pro rata, based on their respective Applicable Percentages.

         Notwithstanding the foregoing, if any Member shall have made a loan to the other Member in accordance with Section 2.03a hereof, then any distribution to be made to the borrowing Member hereunder shall instead be made to the lending Member until such time as all principal and interest due and owing under such loan has been paid in full (provided, however, for tax purposes such distribution shall be deemed made to the borrowing Member).

         The Members hereby acknowledge that it is their intention to distribute the maximum amount of Cash Flow annually, subject to the Investment Committee's determination of necessary reserve requirements and subject to the other provisions of this Agreement.

         b. As used in this Agreement:

            (1) "Cash Flow" means, with respect to each fiscal year of the Company, the excess of (i) all distributions of "Distributable Project Entity Cash Flow" received by the Company from each Project Entity during such fiscal year, less (ii) the portion of such Distributable Project Entity Cash Flow expended by the Company for any purpose (except as distributions of Cash Flow pursuant to Section 3.02a hereof) during such fiscal year, as determined by an agreed upon budget for the Company approved by the Investment Committee, or set aside by the Investment Committee as reserves for any purpose during such fiscal year; and

            (2) "Distributable Project Entity Cash Flow" means, with respect to each Project Entity and with respect to each fiscal year of each Project Entity, the excess of Cash Receipts with respect to each such fiscal year over Cash Disbursements for such fiscal year. For this purpose:

                    (a) "Cash Receipts" means, with respect to each Project
            Entity and each fiscal year of each Project Entity, the sum of:

                        (i) The revenues of such Project Entity generated by its
                   operations received in cash during such fiscal year (not including Project Entity Net Sale or Refinancing Proceeds [defined below]);

                        (ii) Any amounts previously set aside as reserves by the
                   Project Entity in a prior fiscal year (including any interest earned on such reserves), to the extent that the Investment Committee determines that they are no longer necessary to be held as reserves;

                        (iii) All proceeds received by such Project Entity
                   during such fiscal year from any and all operational (as opposed to refinancing) loans for a particular operating need, including, but not limited to, any loans made to the Project Entity by any or its equity owners or affiliates thereof; provided, however, the proceeds of Project Entity Net Sale or Refinancing Proceeds (defined below) shall not be included in this definition; and

                        (iv) All cash received by such Project Entity during
                   such fiscal year from any other source in connection with its operations, except Project Entity Net Sale or Refinancing Proceeds (defined below).

                   (b) "Cash Disbursements" means, with respect to each Project
            Entity and each fiscal year of the each Projected Entity, the sum of:

                        (i) The operating expenses of such Project Entity paid
                   in cash during such fiscal year (except to the extent any such expenses are paid out of amounts set aside as reserves in a prior fiscal year);

                        (ii) Interest on any and all Project Entity indebtedness
                   and obligations paid in cash during such fiscal year;

                        (iii) Payments made during such fiscal year with respect
                   to the discharge of any Project Entity indebtedness (including interest and amortization pursuant to loan documents but not the payoff of a loan from Project Entity Net Sale or Refinancing Proceeds) and obligations (including those obligations other than loans due and owing any Member or any Affiliate of any Member) except if any such payments are made in connection with, or out of the proceeds of, any transaction referred to in Section 3.03c hereof;

                        (iv) The aggregate of all payments made during such
                   fiscal year with respect to capital improvements, tenant improvements and inducements, leasing commissions, repairs, equipment purchases and any other item relating to the business of the Project Entity that is not properly characterized as a current operating expense under Section 3.02b(2)(b)(i) hereof;

                        (v) The aggregate of all amounts that the Investment
                   Committee elects to deduct from Cash Receipts with respect to such fiscal year and to set aside, use and/or pay, among other things, (i) for working capital, (ii) as reserved (-1-) for contingencies, (-2-) for the replacement or preservation, during the current or any future fiscal year, of any Project Entity property or assets, (-3-) to provide for accrued liabilities, (-4-) for the payment or satisfaction current or future Project Entity debts or obligations, and/or (-5-) for any other Project Entity purposes; (iii) as escrow(s) to provide for the payment or satisfaction of current or future Project Entity debts or obligations (for example, real estate tax or insurance escrow payments), or (iv) as collateral (or to acquire collateral) for any present or future Project Entity debt or obligation; and (v) capital reserves required by the Investment Committee; and

                        (vi) All disbursements made by the Project Entity during
                   such fiscal year for any other purpose except for (i) disbursements made out of the proceeds of any Project Entity Net Sale or Refinancing Proceeds and (ii) distributions made by such Project Entity to each of its equity owners.

3.03     DISTRIBUTION OF NET SALE OR REFINANCING PROCEEDS

         a. Net Sale or Refinancing Proceeds received by the Company, to the extent, and only to the extent, that the Investment Committee determines, in its discretion, that such Net Sale or Refinancing Proceeds of the Company are not required for operations of the Project Entity that relates to same and are available for distribution to the Members, shall be distributed to, and allocated between, the Members as follows:

            (1) First, to Investcorp until such time as such allocation results in a distribution to Investcorp, which, together with all prior distributions pursuant to this Agreement, results in a nine percent (9%) internal rate of return compounded annually over the life of the investment;

            (2) Next, to Ramco until such time as such allocation results in a distribution to Ramco, which, together with all prior distributions pursuant to this Agreement, results in a nine percent (9%) internal rate of return compounded annually over the life of the investment;

            (3) Next, seventy-five percent (75%) to Investcorp and twenty-five percent (25%) to Ramco until such time as such allocation to Investcorp results in a distribution to Investcorp, which, together with all prior distributions pursuant to this Agreement, results in a fifteen percent (15%) internal rate of return compounded annually over the life of the investment; and

            (4) Next, sixty percent (60%) to Investcorp and forty percent (40%) to Ramco.

         If additional capital contributions are made to the Company after all capital is returned under Section 3.03a(3) hereof, then such new capital, together with additional amounts as required pursuant to Sections 3.03a(1)-(3) hereof must be returned prior to any distribution being made pursuant to this
Section 3.03a(4).

         For purposes hereof, (i) the internal rate of return shall be calculated in the manner set forth on Exhibit B attached hereto, and (ii) the asset management fee paid to Investcorp pursuant to Section 4.08b hereof shall be considered part of the distributions made to Investcorp for purposes of computing its internal rate of return hereunder.

         The Members hereby acknowledge and agree that, notwithstanding anything contained in this Section 3.03a to the contrary, Investcorp shall be entitled, upon Ramco's exercise of a Purchase Option or Investcorp's exercise of a Put Option, to receive the amount provided for in Section 4.09c or Section 9.03 hereof for the Shopping Center in question (taking into account all distributions and fees previously made to Investcorp [except for expense reimbursements] which derived from such Shopping Center).

         Notwithstanding the foregoing, if any Member shall have made a loan to the other Member pursuant to Section 2.03 hereof, then any distributions to be made to the borrowing Member hereunder shall instead be made to the lending Member until such time as all principal and interest due and owing under such loan has been paid in full.

         b. As used in this Agreement, "Net Sale or Refinancing Proceeds" means all cash received by the Company from any Project Entity or from the sale of such Project Entity other than amounts governed by Section 3.02 hereof, including, without limitation, (i) the cash received by the Company from each Project Entity as a result of the distribution by such Project Entity of Project Entity Net Sale or Refinancing Proceeds, and (ii) the net proceeds of the sale or other disposition of the Company's interest in any Project Entity or portion thereof or a financing or refinancing of any loan secured by such interest, after deducting therefrom any accounts payable owing by such Project Entity, including expenses and fees, and after deducting therefrom the expenses of such sale or other disposition and the portion of such proceeds utilized to discharge any indebtedness secured by such property and asset and any reserves established by the Investment Committee.

         c. "Project Entity Net Sale or Refinancing Proceeds" means the proceeds of :

            (1) the sale or other disposition of all or substantially all of the property or assets of each Project Entity or a financing or refinancing of any loan secured by such property or assets, less any accounts payable owing by such Project Entity, including expenses and fees, and after deducting therefrom the expenses of such sale or disposition and less the portion of such proceeds utilized to discharge any indebtedness secured by such property or assets;

            (2) the refinancing of any mortgage loan secured by any property or asset of each Project Entity, or the refinancing of any other indebtedness of each Project Entity, less the expenses of such refinancing and less the portion of such proceeds utilized to discharge any indebtedness of Project Entity; and

            (3) any policy or policies of insurance or any condemnation proceeds, less the portion of such proceeds utilized to discharge any indebtedness secured by such property or asset and less the portion of such proceeds utilized for the repair, replacement or reconstruction of such property or asset or related improvements;

provided, however, "Project Entity Net Sale or Refinancing Proceeds" shall not include any such proceeds which, because of the relatively minor amount involved (an amount not in excess of One Hundred Thousand Dollars [$100,000.00]), or for other reasons, the Investment Committee determines are more properly treated as "Cash Receipts" (as defined above) than "Project Entity Net Sale or Refinancing Proceeds."

         d. The Members hereby acknowledge that it is their intention upon receipt of Project Entity Net Sale Proceeds to distribute the maximum amount of such Project Entity Net Sale Proceeds as if the asset in question that was sold was the only asset of the Company.

         e. The provisions of this Section 3.03 are subject in all respects to the provisions of Article VIII hereof. To the extent that any of the provisions of this Section 3.03 are inconsistent with any of the provisions of Article VIII hereof, the provisions of Article VIII hereof shall apply and govern and control.

3.04     APPLICABILITY

         The Members hereby acknowledge and agree that the provisions of this
Article III are subject to the provisions of Sections 9.02 and 9.16 herein.

                                   ARTICLE IV
                     MEETINGS OF MEMBERS AND RELATED MATTERS

4.01     ANNUAL MEETINGS

         An annual meeting of the Members for the election of members to the Investment Committee and for the transaction of such other business as may properly come before such meeting shall be held at such place, either within or without the State of Michigan, and at such time and date as the Members, by resolution, shall determine. If such a time and date is not so determined, the annual meeting of the Members shall be held at the Company's principal office in the State of Michigan, on the fourth Tuesday in March of each year, if not a legal holiday, and if a legal holiday, then on the next business day following. The Members acknowledge that the sole power of the Members shall be to elect the members of the Investment Committee and that no other actions may be taken by the Members at the annual meeting or any other meeting, except that the Members may elect to dissolve the Investment Committee by a unanimous vote of the Members. At all meetings of the Members, the presence in person or by proxy of all Members shall be necessary for a quorum. The members of the Investment Committee shall be elected in accordance with Section 5.03 hereof.

4.02     REIMBURSEMENT FOR COSTS AND EXPENSES

         The Members hereby agree that each Member and Affiliate of each Member shall be reimbursed by the Company for all third party reasonable costs and expenses incurred by them for or on behalf of the Company. Anything contained in this Agreement to the contrary, travel, entertainment, meals and lodging expenses incurred by any Member or any Affiliate of any Member with respect to the acquisition of a Shopping Center are not reimbursable.

4.03     EXCLUSIVITY PROVISIONS

         a. Until the earlier of (i) the Company owning Shopping Centers whose aggregate acquisition costs are at least equal to One Hundred Twenty-five Million Dollars ($125,000,000.00) (including the values ascribed to the Initial Acquisition

Properties), (ii) the Investment Termination Date, or (iii) the Company terminates, all opportunities presented to Ramco involving the acquisition of any Shopping Centers in the Midwest, Mid-Atlantic and Northeast United States, or any opportunity involving the participation in any transactions designed to acquire any Shopping Centers in the Midwest, Mid-Atlantic and Northeast United States, shall first be presented exclusively to the Company except for the following: (i) transactions involving an UPREIT transaction (i.e., a transaction whereby property is contributed to a limited partnership or other type of operating entity, and the general partner or operator, and majority owner of the interests in such limited partnership or entity, is a real estate investment trust); (ii) transactions involving undeveloped property acquired for the purpose of development of a Shopping Center by Ramco or any Affiliate of Ramco; and (iii) transactions of up to Twenty-five Million Dollars ($25,000,000.00) which are effectuated to cause a Section 1031 like kind exchange pursuant to applicable provisions of the Code. At the earlier of the Company owning Shopping Centers whose aggregate acquisition costs are at least equal to One Hundred Twenty-five Million Dollars ($125,000,000.00) (including the values ascribed to the Initial Acquisition Properties), the Investment Termination Date, or the Company terminates, Ramco and its Affiliates shall have the unrestricted right to acquire any Shopping Center in the Midwest, Mid-Atlantic and Northeast United States. In connection herewith, Ramco agrees that, prior to the Investment Termination Date, it shall use reasonable efforts to identify and present to the Investment Committee Shopping Centers that meet the Target Investment Criteria and are to be presented pursuant to the provisions of this Section 4.05a.

         b. Ramco hereby agrees that if Ramco or one of its Affiliates comes upon, or is presented with, an opportunity to acquire a Shopping Center, Ramco shall notify the Investment Committee of the New Opportunity (the "New Opportunity Notice"). The New Opportunity Notice shall contain, to the extent possible, such information as shall be reasonably necessary to evaluate the new opportunity including, without limitation all economic terms and such other information as the Investment Committee shall deem to be reasonably necessary. The Investment Committee shall have ten (10) days from the date of its receipt of the New Opportunity Notice and all of such information (the "Consideration Period") to make a good faith determination as to whether the New Opportunity should be pursued by the Company. If, on or before the end of the Consideration Period, the new opportunity is rejected by the Investment Committee, then Ramco shall be free to pursue the New Opportunity but only on substantially the same terms presented to the Investment Committee and only if Ramco did not vote to reject such new opportunity and neither the Company nor any other Member shall have any rights or claims on account of such activities, and the New Opportunity shall conclusively be considered not to be prohibited by Section 4.02a regardless of the manner in which it ultimately performs. If, on or before the end of the Consideration Period, the Investment Committee (and provided that the acquisition of such New Opportunity must be consummated within one hundred twenty [120] days of such rejection or the New Opportunity must again be presented to the Investment

Committee) concludes that the new opportunity is one that should be pursued, then and in that event, (i) the provisions of Sections 4.02c, d, e, f and g hereof shall govern and control and (ii) any and all reasonable fees charged and costs incurred by individuals or entities not Affiliates of a Member ("Third Party Costs") of any nature whatsoever incurred thereafter in connection with such New Opportunity shall be a direct obligation of the Company.

         c. If the Investment Committee approves the New Opportunity in accordance with Section 4.02b above, the Investment Committee shall have the right, at any time commencing upon its initial approval to negotiate and execute a purchase agreement to be entered into by a Project Entity to acquire the Target Investment before the expiration of the due diligence period provided for in such purchase agreement (the "Due Diligence Period") as same may be extended by the parties thereto. All the documents and agreements pursuant to which the Company or the Project Entity is acquiring the Target Investment must be approved by the Investment Committee. The Investment Committee may, at any time during the Due Diligence Period, obtain any additional information it deems necessary to evaluate the Target Investment.

         d. The failure of the Investment Committee to approve moving forward with the acquisition of the Target Investment on or before the termination of the Due Diligence Period shall be deemed to be a decision by the Investment Committee to not acquire the Target Investment. In the event the Investment Committee decides that the Company or the Project Entity should acquire the Target Investment, then the Investment Committee shall have prepared all other necessary documents and agreements with respect to both the acquisition in question and the formation of the Project Entity to be owned by the Company to acquire the Target Investment.

         e. The Members agree that if the decision is made not to acquire a Target Investment because the representatives of Investcorp on the Investment Committee voted no, but the representatives of Ramco on the Investment Committee voted yes, then, and only in such an event, Ramco, or any Affiliate of Ramco, may during the term of the Company pursue on its own the acquisition of such Target Investment upon substantially the same terms as set forth in the purchase and sale agreement. In the event Ramco ultimately acquires the Target Investment, Ramco shall reimburse the Company for the costs of the Company's investigation, all third party costs incurred and all legal costs incurred in connection with deciding whether to acquire the Target Investment. The Members agree that if the decision is made not to acquire a Target Investment because the representatives of Ramco on the Investment Committee voted no, but the representatives of Investcorp on the Investment Committee voted yes, then Investcorp, or any Affiliate of Investcorp, may, and Ramco may not, during the term of the Company pursue on its own the acquisition of such Target Investment upon substantially the same terms as set forth in the purchase and sale agreement. In the event Investcorp ultimately acquires the Target Investment, Investcorp shall reimburse the Company for the costs of the Company's investigation, all third party reasonable costs incurred and all reasonable legal costs incurred in connection with deciding whether to acquire the Target Investment.

         f. In the event Investcorp rejects more than five (5) acquisition opportunities pursuant to the provisions of this Section 4.03, and each such opportunity falls within the Target Investment Criteria, then and in that event, notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 4.03 shall become null and void and of no further force or effect whatsoever.

         g. Ramco agrees, even if the provisions of this Section 4.03 do not apply, that until the fifth (5th) anniversary of the date of execution of this Agreement in the event it is desirous to do an off balance sheet acquisition joint venture wherein its partner would invest funds to acquire a Shopping Center, it shall first provide Investcorp with the opportunity to participate in such a joint venture. Ramco, under such circumstances, shall provide Investcorp with written notice of the salient details of the arrangement which Ramco may desire. Investcorp shall then have thirty (30) days to notify Ramco in writing of its desire to so participate on the terms and conditions as set forth in Ramco's notice. The failure of Investcorp to accept such an offer in writing within the aforesaid thirty (30) day period shall be deemed a rejection of Investcorp to so participate. Ramco shall thereafter be free to pursue such an opportunity upon materially the same terms and conditions contained in the notice and neither the Company nor Investcorp shall have any rights or claims on account of such activities. If Ramco desires to accept an offer from a joint venture partner on terms which are materially less beneficial to Ramco than as set forth in the notice, Ramco shall present such terms to Investcorp and Investcorp shall then have ten (10) days to notify Ramco in writing to so participate on the terms and conditions as set forth in such notice. If Investcorp accepts such an offer to participate, then Ramco and Investcorp shall use all reasonable efforts to enter into a binding letter of intent to be entered into within thirty (30) days of Investcorp's acceptance. Failure of Ramco and Investcorp to finalize such a letter of intent within said thirty (30) day period provided all parties were attempting in good faith to do so shall enable Ramco to pursue such an opportunity and neither the Company nor Investcorp shall have any rights or claims on account of such activities.

4.04     MANAGEMENT OF THE SHOPPING CENTER

         The Investment Committee, on behalf of and at the expense of each Project Entity, shall cause each Project Entity to retain Ramco Gershenson, Inc., an Affiliate of Ramco ("RGI"), as the exclusive management and administrative agent of each Shopping Center owned by each Project Entity. In furtherance thereof, the Company, with respect to each Shopping Center it owns and through the Project Entity that owns such Shopping Center, shall cause each Project Entity to enter into a management agreement in the form attached hereto as Exhibit C.

4.05     LEASING ACTIVITIES

         The Investment Committee, on behalf of and at the expense of each Project Entity, shall cause each Project Entity to retain RGI, as the exclusive leasing agent for each Shopping Center owned by the Company and in connection therewith, shall cause each Project Entity to enter into a leasing agreement with RGI in the form attached hereto as Exhibit D.

4.06     ACQUISITION FEES

         The Company shall pay Ramco or any Affiliate of Ramco an acquisition fee for services rendered in connection with the Company's efforts to acquire Shopping Centers. Each such fee shall be in an amount equal to one percent (1%) of the purchase price in connection with the acquisition of each Shopping Center by the Company including the Initial Acquisition Properties. In addition, all Third Party Costs incurred by Ramco in connection with such acquisition activities, including, without limitation, the amount of any fees and expenses reimbursements paid to outside brokers (but only to the extent approved by the Investment Committee), legal fees and all other consultants who perform or consult with respect to such acquisition activities shall be a direct obligation of the Company. Such fee shall be paid at the time of closing of each such acquisition. Expense reimbursements shall be paid by Company as such invoices are received.

4.07     DISPOSITION FEES

         At the sole discretion of the Investment Committee, the Company may cause each Project Entity to retain Ramco or any Affiliate of Ramco to coordinate the disposition of each Shopping Center sold by the Company through a Project Entity. If so retained, a disposition fee will be paid in consideration for services rendered by Ramco with respect to the sale of each Shopping Center owned by the Project Entity; provided, however, no such fee shall be paid to Ramco or its designated Affiliate if Ramco or one of its Affiliates is the purchaser. In addition, all Third Party Costs in connection with such disposition activities, including, without limitation, the amount of any fees and expense reimbursements paid to outside brokers, (but only to the extent approved by the Investment Committee), legal fees and all other consultants who perform or consult with respect to such disposition activities shall be a direct obligation of the Company. Such fee shall be paid at the time of closing of each such disposition. Expense reimbursements shall be paid at the time such invoices are received.

4.08     ASSET MANAGEMENT FEES

         a. The Company shall pay Ramco, who shall serve as asset manager, a quarterly asset management fee in an amount equal to a pro rata share of one-quarter of one percent (0.25%) per annum of the average book value of the assets owned by the Company and Project Entities prior to depreciation as of the end of each quarter of the Company. The asset management fee shall be used to pay overhead and other expenses incurred by Ramco in connection with the business of the Company, as well as to compensate Ramco for its participation in the administration of the business of the Company. Such fee shall be paid quarterly in arrears no later than the 15th day of the month following the last month of the calendar quarter for which such fee is due and owing. Ramco, as asset manager, shall act in good faith with respect to the Company in the best interests of the Company as if Ramco was not affiliated with the property manager or leasing manager. Asset Manager shall have the same rights and obligations as Manager hereunder with respect to each asset being managed.

         b. The Company shall pay Investcorp a quarterly asset management fee equal to a pro rata share of one-tenth of one percent (0.10%) per annum of the average book value of the assets owned by the Company and Project Entities prior to depreciation as of the end of each quarter. Such fee shall be used to compensate Investcorp for assisting the Company and each Project Entity with acquisitions, dispositions and asset management. Such fee shall be paid quarterly in arrears no later than the 15th day of the month following the last month of the calendar quarter for which such fee is due and owing. The Members hereby acknowledge and agree that the asset management fee being paid to Investcorp pursuant to the provisions of this Section 4.08b shall be considered a distribution to Investcorp for purposes of computing internal rates of return to Investcorp under this Agreement.

4.09     OPTIONS TO PURCHASE SHOPPING CENTERS

         a. The Company and Investcorp hereby grant to Ramco the option with respect to each Shopping Center owned by a Project Entity, exercisable by Ramco (or its designee) giving written notice to the Investment Committee at any time prior to the date that is thirty-six (36) months after the closing of the acquisition by the Company of the Shopping Center in question time being of the essence (the "Option Period"), of its election to purchase such Shopping Center at the price established, and in accordance with the terms and conditions set forth, in this Section 4.09 (the "Purchase Option"); provided, however, that Ramco may not exercise the Purchase Option with respect to any Shopping Center to the extent that such exercise would occur during the first twelve (12) month period commencing from the date of the closing of the Company's purchase of such Shopping Center.

         b. Ramco shall exercise any Purchase Option, if at all, by giving written notice of its exercise of such Purchase Option to the Investment Committee.

         c. If Ramco exercises a Purchase Option, the purchase price for the Shopping Center in question shall be the amount required to provide Investcorp with a twenty percent (20%) internal rate of return compounded annually, after payment of all expenses, on the capital invested by Investcorp in the Shopping Center in question (taking into account all prior distributions and asset management fees made to Investcorp with respect to this Shopping Center only).

         d. The purchase price for each Shopping Center acquired by Ramco (or its designee) pursuant to an exercise of a Purchase Option shall be payable in cash at the closing as such shall occur in accordance with the provisions of
Section 4.09e hereof.

         e. After the exercise of each Purchase Option by Ramco, Ramco shall have thirty (30) days from the date of the exercise of such Purchase Option to conduct its due diligence activities with respect to the Shopping Center in question (it being understood that in no event shall Ramco be entitled to a price adjustment). If Ramco elects to proceed to acquire such Shopping Center after it has conducted it such due diligence activities, the purchase of the Shopping Center in question shall be consummated on a date designated by Ramco, which shall be within sixty (60) days of the exercise of such Purchase Option, and Ramco shall give at least fifteen (15) days advance written notice of such date to the Investment Committee. At the time Ramco exercises the Purchase Option, it shall post a deposit in an amount equal to three percent (3%) of the purchase price being paid for such Shopping Center but in no event in excess of Five Hundred Thousand Dollars ($500,000.00). Such deposit shall be refundable until the expiration of Ramco's due diligence period as provided for above in this Section 4.09e and shall then be non-refundable. The Members hereby agree that they shall use their reasonable efforts to minimize the costs involved in such transaction, as well as to structure the purchase in such a way as to minimize to the extent possible the negative income tax consequences that will inure to Ramco (or its designee) and/or the Project Entity which owns the Shopping Center as a result of such purchase; provided, that all transfer taxes and other transactional and closing costs shall be paid in the manner customarily provided for in the geographic area in which the Shopping Center is located; provided, Ramco or its Affiliates shall cause all members of the Investcorp Group (as hereinafter defined) to be fully released under all guarantees related to the Shopping Center in question (including, without limitation by prepaying any loan affecting or relating to the Shopping Center in question) and shall pay any and all prepayment fees to any lender that are charged as a result of such a sale of the Shopping Center in question. At the closing, the Company shall transfer to Ramco (or its designee) without any representations or warranties all rights, title and interest in and to the Shopping Center (including, but not limited to, the real property underlying the Shopping Center, all improvements on such real property, all easements and rights such as air, mineral or gas, any tangible and intangible personal property located on or about the Shopping Center, the use of appurtenant easements and rights of way, all documents and reports relating to the Shopping Center, all licenses, permits, consents, authorizations, approvals and waivers issued by any federal, state and local governmental agencies and all other related matters). In addition, the Company shall execute such instruments of transfers with respect to the Shopping Center as shall be reasonably required by

Ramco, and the Company shall provide such evidence of the absence of any liens, security interests or claims of others as Ramco may reasonably request.

         f. In the event Ramco exercises a Purchase Option, but elects during the due diligence period not to purchase the Shopping Center in question, Ramco shall forfeit its Purchase Option right with respect to such Shopping Center. However, under such circumstances, Ramco shall not forfeit its Right of First Offer with respect to such Shopping Center as set forth in Section 4.10 hereof.

         g. Ramco's obligations hereunder shall survive Ramco's acquisition of any such Shopping Center.

4.10     RIGHT OF FIRST OFFER IN RESPECT OF A SHOPPING CENTER

         a. In the event (i) Ramco's Option Period with respect to a Shopping Center has expired, and (ii) the Investment Committee has decided to sell such Shopping Center, the Investment Committee shall notify Ramco of such a decision, which notification shall include the price and economic terms upon which the Company and/or the Project Entity would agree to sell the Shopping Center (the "Offer"). Ramco shall have thirty (30) days after it receives the Offer from the Investment Committee in which to elect to either accept or reject the Offer. In the event that Ramco notifies the Investment Committee prior to the end of such thirty (30) day period that Ramco desires to accept the Offer, then the Project Entity which owns the Shopping Center shall sell the Shopping Center to Ramco upon the price and economic terms set forth in the Offer. If Ramco does not notify the Investment Committee that Ramco desires to accept such Offer within such thirty (30) day period, then the Investment Committee shall have the right to cause the Company and/or Project Entity to sell the Shopping Center to any third party so long as the price and economic terms of such sale are not materially less beneficial to the Company than those set forth in the Offer. An agreement shall not be materially less beneficial to the Company if: (i) the purchase price is equal to or greater than ninety-five percent (95%) of the purchase price set forth in the Offer; (ii) the sale does not provide for seller financing unless the seller financing has a term which matures not later than the remaining term of this Agreement (assuming no extension pursuant to Section 1.05b hereof); and (iii) is otherwise on terms acceptable to a majority of the members of the Investment Committee in its sole discretion. The Investment Committee need not present any such third party offer to Ramco if such offer is made within one hundred eighty (180) days of Ramco's rejection of the Offer and such third party offer is on terms not materially less beneficial to the Project Entity as those set forth in the Offer. The foregoing notwithstanding, in the event that the Company has not executed an agreement to sell such Shopping Center with a third party buyer on terms that are not materially less beneficial to the Company in all material respects as set forth in the Offer within one hundred eighty (180) days after the Company first markets such Shopping Center, and the Company desires to continue to market the Shopping Center, the Company shall once again submit the Offer to Ramco (or submit such other price and economic terms on which the Investment Committee would desire to sell the Shopping Center) and Ramco shall have thirty (30) days in which to either accept or reject the same. If Ramco does not accept same within such thirty (30) day period, the Company may continue to market the Shopping Center, provided that the Company again provides Ramco with a right of first offer at the end of such one hundred eighty (180) day period. Nothing contained in this paragraph shall require the Company to market or sell the Shopping Center if the Investment Committee elects to retain the Shopping Center.

         b. If Ramco has not accepted an Offer from the Company in accordance with Section 4.10a above, and either (i) the Investment Committee desires to market the Shopping Center for a price and upon terms materially less beneficial to the Company and/or the Project Entity (as such marketing plan may be amended pursuant hereto) or (ii) if a third party offers to purchase the Shopping Center and the Investment Committee wishes to accept such Offer and the price and/or terms of such Offer are materially less beneficial to the Company and/or Project Entity (as such Offer may be amended pursuant hereto), then prior to marketing or accepting such Offer and executing a purchase agreement, as applicable, the Investment Committee shall submit the revised terms of such proposed marketing or Offer to Ramco, and Ramco shall have a period of ten (10) business days in which to elect to either acquire the Shopping Center upon the same terms and conditions as set forth in such new Offer upon which the Shopping Center shall be marketed, as applicable, or to allow the Company to market the Property or execute such purchase agreement with such third party buyer upon such new terms. If Ramco elects to accept such revised Offer, then the Company and Ramco shall execute a purchase agreement reflecting such terms, and shall proceed to closing in accordance with the terms and conditions of such purchase agreement. If Ramco does not elect to accept such revised Offer, then the Investment Committee may market the Shopping Center on such terms and/or cause the Company to execute a purchase agreement with such third party buyer reflecting such terms, and the parties shall proceed to closing in accordance with the terms and conditions set forth in such purchase agreement.

         c. The Members hereby agree that, if Ramco purchases the Shopping Center in question pursuant to this Section 4.10a hereof, they shall use their reasonable efforts to minimize the costs involved in such transaction, as well as to structure the purchase in such a way as to minimize, to the extent possible, the negative income tax consequences that will inure to Ramco and/or the Company and the Project Entity as a result of such purchase. In addition, at the closing of the purchase of the Shopping Center by Ramco pursuant to the provisions of this Section 4.10, the Company shall transfer to Ramco all rights, title and interest in and to the Shopping Center (including, but not limited to, the real property, all improvements on such real property, all easements and rights such as air, mineral or gas, any tangible and intangible personal property located on or about the Shopping Center, the use of appurtenant easements and rights of way, all documents and reports relating to the Shopping Center, all licenses, permits, consents, authorizations, approvals and waivers issued by any federal, state and local governmental agencies and all other related matters). In addition, the Members shall execute such instruments of transfer with respect to the Shopping Center as shall be reasonably required, and the Company shall provide such evidence of the absence of any liens, security interests or claims of others as Ramco may reasonably request. All transfer taxes and related items shall be paid in the manner customarily provided for in the geographic area in which the Shopping Center is located. Ramco or its Affiliates shall cause all members of the Investcorp Group to be fully released under all guarantees related to the Shopping Center in question (including, without limitation, by prepaying any loan affecting or relating to the Shopping Center in question). Anything contained in this Agreement to the contrary, Ramco shall be responsible for the payment of any prepayment penalty which is required as a result of the sale of the Shopping Center in question.

         d. In the event Ramco exercises a Purchase Option with respect to a Shopping Center and subsequently does not close on the purchase of such Shopping Center, then and in that event, Ramco shall lose any nonrefundable deposit and its right under this Section 4.10 to exercise its right of first offer with respect to such Shopping Center.

4.11     COMPETING SHOPPING CENTERS

         In the event Ramco manages or owns a competing Shopping Center (i.e. a Shopping Center within two (2) miles of any Shopping Center owned by a Project Entity) and Ramco or its Affiliates acts in bad faith with respect to the Project Entity in order to benefit the leasing of space in the Shopping Center not owned by the Project Entity then and in that event, the Investment Committee shall advise Ramco that it is acting in bad faith and if Ramco continues to act in bad faith following such notice or fails to cure such bad faith act, Ramco shall lose its right to manage and lease space in the Shopping Center in question owned by the Project Entity.

                                    ARTICLE V
                                   MANAGEMENT

5.01     MANAGEMENT AND RESPONSIBILITIES OF THE MANAGER

         a. Except as otherwise provided in this Agreement, including, but not limited to, the provisions of Section 5.02 hereof, the Company shall be managed by a manager (the "Manager") approved by both Members. The Members hereby agree that the initial Manager shall be Ramco. The Manager shall be permitted to manage the date to day activities of the Company and each Project Entity pursuant to the decisions and directives of the Investment Committee, and shall have in respect of its management of the Company the designated powers of the Company and shall devote such time and attention to the Company as is reasonably necessary for the proper management of the Company and its properties. All material actions, decisions, determinations, designations, directions, appointments, consents, approvals, selections, and the like to be taken, made, or given by and/or with respect to the Company, its business and its properties as well as management of all Company affairs, shall in each and every case be made by the Manager, provided such actions, decisions, determinations, designations, directions, appointments, consents, approvals, selections, and the like have been expressly authorized by the Investment Committee.

         Subject to the foregoing, the Manager shall have the right, power and authority, on behalf of and in the name of the Company, to carry out the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings as directed by the Investment Committee which it may deem necessary or advisable or incidental thereto. Accordingly, the Manager, except as otherwise provided in this Agreement (including, but not limited to, the provisions of Section 5.02. hereof), shall have the right, power and authority, on behalf of the Company, without limitation but subject to carrying out the purposes of the Company, to (i) oversee the property management and leasing activities of the Shopping Centers,
(ii) compile monthly, quarterly or annual reports for submission to the Investment Committee, as it so requires, (iii) prepare for submission to the Investment Committee, annual budgets and business plans, entity tax returns and related items, (iii) screen, review and underwrite potential acquisition opportunities to the Investment Committee, (iv) negotiate, enter into, perform, amend, and take all actions in respect of any and all agreements, instruments, and documents and (v) perform all acts that a Manager may legally do pursuant to the Act that are consistent with the terms of this Agreement and are designed to carry out the purposes and business of the Company and the decisions and directives of the Investment Committee.

         The Manager, for as long as it is the Manager of the Company, shall maintain appropriate fidelity bond insurance in an amount approved by the Investment Committee.

         b. Ramco hereby covenants that Dennis Gershenson (or a substitute reasonably acceptable to Investcorp) shall remain President and Chief Executive Officer of Ramco Gershenson Properties Trust, an Affiliate of Ramco, and Richard Smith (or a substitute reasonably acceptable to Investcorp) shall remain Chief Financial Officer of Ramco Gershenson Properties Trust, an Affiliate of Ramco, throughout all applicable Option Periods. Ramco also covenants that Bruce Gershenson (or a substitute reasonably acceptable to Investcorp) shall remain Vice-President in charge of acquisitions of Ramco Gershenson Properties Trust, an Affiliate of Ramco until the earlier of (i) such time as the Company, through Project Entities, owns Shopping Centers, whose aggregate acquisition costs are equal to or in excess of One Hundred

Twenty-five Million Dollars ($125,000,000.00) (including the values ascribed to the Initial Acquisition Properties) or (ii) the Investment Termination Date. Ramco shall have one hundred eighty (180) days to cure an intentional breach of the provisions of this paragraph and one (1) year cure an unintentional breach of this paragraph. In the event the breaches described in the previous sentence are not cured by Ramco within the time frames set forth therein, Ramco shall forfeit its right to: (i) manage the Shopping Centers owned by Project Entities;
(ii) act as leasing agent for the lease of space in such Shopping Centers; and
(iii) act as asset manager of the Company, and Investcorp shall have the right to designate its successor for such roles.

5.02     INVESTMENT COMMITTEE

         a. The Company shall have an investment committee, (the "Investment Committee") which shall have the right, power and authority, to make all decisions on behalf of the Company and each Project Entity including, without limitation, the following decisions (which decisions shall be decided by a numerical majority of the members on the Investment Committee except as specifically provided otherwise in Section 5.02b hereof):

            (1) adopt and finalize an operating budget with respect to each fiscal year of the Company and of each Project Entity in the forms of operating budget, leasing plan, capital budget (if relevant) and business plan (if one has been prepared) (collectively, the "Budget") attached hereto as Exhibit E; change any provision of such a budget, or otherwise conduct the business of each Project Entity in a manner consistent with such a budget. Ramco, no later than November 15 of each fiscal year, shall prepare, or cause to have prepared, and delivered to the Investment Committee a proposed operating budget for the Company and each Project Entity with respect to the next succeeding fiscal year, which budgets, at a minimum, shall reflect projected revenues and expenses on a monthly basis. The Investment Committee shall attempt to approve such operating budgets for the next succeeding fiscal year no later than December 15 of the current fiscal year; provided, however, if four (4) out of five (5) of the members of the Investment Committee cannot agree on an approved budget, the approved budget shall be the budget for the previous year with expenses increased by five percent (5%); which budget shall govern and control for the fiscal year in question it being acknowledged that Ramco shall have the right to allocate such increase among expense items within a given category of expenses (but not among separate expense categories) in such budget as Ramco may determine. If at the end of such fiscal year, the Members of the Investment Committee still cannot agree on the approved Budget, then the Investment Committee by a vote of three (3) out of the five
         (5) members of the Investment Committee shall cause the Company to cause the Project Entity to sell the Shopping Center in question to a third-party that is not an Affiliate of either Member. Ramco shall prepare, or cause to be prepared, monthly revenue and expenditure statements (including year to date and a quarterly modified forecast for the entire year) reflecting, among other things, budget variances, and shall have same delivered to the Investment Committee by the last day of the month following the month to which such statement relates. The provisions of this Section 5.02a(1) are subject, in all respects to the provisions of Sections
         4.09 and 4.10 hereof;

            (2) enter into a lease with respect to any Shopping Center beyond the parameters set forth in this section. The Manager shall have the right to enter into leases with respect to any Shopping Center without the approval of the Investment Committee so long as such lease is: (i) for less than ten thousand (10,000) square feet, and (ii) is on economic terms contemplated by or better than those in the controlling Budget, including rents, expense reimbursements, free rent periods, tenant improvement allowances, and leasing commissions; (iii) is on the standard form of lease approved by the Investment Committee for such Shopping Center, subject to normal and customary modifications of such form made in negotiating such lease with tenants; and (iv) has no Tenant termination rights outside of casualty, condemnation, and/or Landlord default. To the extent that a lease is subject to the approval of the Investment Committee, any lease submitted to the Investment Committee (which shall be submitted in writing) which is not rejected by a majority vote of the Investment Committee within five (5) business days after submission shall be deemed approved.

            (3) undertake any capital expenditure at any Shopping Center; provided, however, if such expenditure, either individually, or in the aggregate, exceeds the approved budget for such Shopping Center by more than One Hundred Thousand Dollars ($100,000.00), then such expenditure shall require the unanimous consent of all of the members of the Investment Committee before it can be made. Notwithstanding anything in this Section 5.02a(3) to the contrary, if any capital expenditure is required to remedy a condition that would jeopardize the physical integrity of any Shopping Center or is an emergency, and such an expenditure requires the consent of all of the members of the Investment Committee, then any member of the Investment Committee can demand that the Company obtain a report from a nationally recognized structural engineering firm within forty-five (45) days stating whether such condition jeopardizes the physical integrity of the Shopping Center. If the report so provides, then the Investment Committee shall be authorized to proceed to make such an expenditure and make a capital call for same;

            (4) sell any Shopping Center or any interest in any Shopping Center after the expiration of the applicable Option Period (or earlier as specifically provided for in this Agreement); provided, however, this Section 5.02a(4) shall not be construed as obviating Ramco's right of first offer as set forth in Section 4.10 hereof or Investcorp's rights under Section 9.03;

            (5) dissolve the Company or any Project Entity after the expiration of all applicable Option Periods;

            (6) sell or transfer of all or substantially all of the assets of the Company or any Project Entity after the expiration of all applicable Option Periods;

            (7) replace Ramco as the asset manager of a Project Entity after either the (i) expiration of all applicable Option Periods, or
         (ii) the failure to close by Ramco on the purchase of the Shopping Center owned by such Project Entity after Ramco has exercised a Purchase Option; or (iii) failure to fund a capital contribution as required by the terms of this Agreement where such failure explicitly allows for the termination of Ramco as Asset Manager; or (iv) the fraud, gross negligence or bankruptcy of the Asset Manager or as otherwise provided herein;

            (8) remove Ramco as the Manager of the Company in the event of a bankruptcy of Ramco, or in the event of a sale, merger, or change of control of Ramco which violates the provisions of Section 5.01b hereof, or an uncured breach of Section 5.02b hereof or the fraud or gross negligence of Ramco;

            (9) replace RGI as property manager and/or leasing agent of any Shopping Center as permitted under this Agreement and the terms of the applicable management and leasing agreements;

            (10) approve and review any change to any property management agreements, leasing contracts and/or service contracts in the forms attached hereto as Exhibits which are entered into with Ramco or one of its Affiliates after the purchase of a Shopping Center by the Company and/or a Project Entity;

            (11) determine the amount of reserves to be held by the Company or any Project Entity prior to making distributions of Cash Flow, distributable Project Entity Cash Flow, Net Sale or Refinancing Proceeds or Project Entity Net Sale or Refinancing Proceeds;

            (12) appoint and change any key service providers to the Company or any Project Entity (including legal counsel and accountants to the Company but only with respect to counsel used in connection with the acquisition or sale of the Shopping Centers);

            (13) subject to the terms and conditions of this Agreement, require additional capital contributions necessary or desirable to carry out the obligations of the Company and any Project Entity, but specifically excluding the decision to require additional capital necessary to acquire a new property pursuant to Section 2.02b hereof which requires the consent of four (4) of the five (5) members of the Investment Committee as set forth in Section 5.02b(8) hereof; and

            (14) approve any litigation that is: (i) not covered by insurance, and (ii) reasonably anticipated to involve damages in excess of Thirty-five Thousand Dollars ($35,000.00).

         The authority of the Investment Committee as set forth above shall be utilized in its sole discretion.

         b. The Investment Committee shall have the right, power and authority to make the following decisions on behalf of the Company and each Project Entity, which decisions shall be made by the vote of four (4) out of the five
(5) members of the Investment Committee:

            (1) acquire any Shopping Center or other asset (other than in the ordinary course of business), and enter into, negotiate and include agreements with respect thereto;

            (2) enter into any lease for any Shopping Center proposed by Investcorp or an Affiliate of Investcorp;

            (3) borrow money, or incur any other debts or obligations outside of the Company's or a Project Entity's ordinary course of business, other than those approved within a capital expenditure budget;

            (4) change the amount of, amend, modify or change the material economic terms of, extend the time for the payment of, or retire, discharge or refinance any indebtedness or obligation of the Company or a Project Entity referred to in (1) above; or change the amount or value of, modify or change the nature or type of, or make any other material economic modifications or changes with respect to, any security granted or collateral given for any Company or Project Entity indebtedness or obligations referred to in (1) above; or amend, modify or change the material economic terms of any agreement, instrument or document with respect to any such security or collateral;

            (5) enter into any agreement or arrangement with, engage in any transaction with, or pay any fees or other amounts to, any Affiliate of Investcorp, except either (i) to the extent expressly authorized under this Agreement, or (ii) with respect to agreements, arrangements or transactions that are at customary market rates based on similar fees or other amounts and other terms for comparable transactions negotiated on an arms-length bases;

            (6)     extend the Investment Termination Date;

            (7)     extend the term of the Company or any Project Entity;

            (8) require additional capital contributions from the Members pursuant to Section 2.02b hereof;

            (9) change the purposes for which the Company or any Project Entity has been formed;

            (10) take any actions outside the ordinary course of the Company's or any Project Entity's business not reserved to the majority of the Investment Committee;

            (11) engage in any activity inconsistent with the purposes of the Company or any Project Entity; and

            (12) enter into any agreement with any Member or any Affiliate of any Member except as specifically authorized hereunder.

         In the event Ramco exercises a Purchase Option with respect to a Shopping Center and thereafter fails to close on such a purchase (for reasons other than force majeure), or if Ramco does not contribute capital as required under Section 2.02b hereof or if there is an uncured breach of Section 4.11 or 5.01b hereof, then and in that event, with respect to decisions concerning such Shopping Center only, the Investment Committee shall decide such "Unanimous Business Decisions" under this Section 5.02b impacting such Shopping Center by the vote of a numerical majority of its members.

5.03     NUMBER; ELECTION; TERM OF OFFICE; AND QUALIFICATIONS

         The number of members of the Investment Company shall be five (5), consisting of three (3) members appointed by Investcorp and two (2) members appointed by Ramco.

5.04     RESIGNATION

         Any member of the Investment Committee may resign at any time by giving written notice to the Investment Committee. Unless otherwise specified therein, such resignation shall take effect on the date of receipt thereof.

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

5.05     VACANCIES

         If any vacancy shall occur in the Investment Committee for any reason, such vacancy may be filled by the Member who appointed such Investment Committee Member.

5.06     ANNUAL AND REGULAR MEETINGS

         Regular quarterly meetings of the Investment Committee shall be held for the transaction of business as may properly come before the meeting. The time, place and purposes of such meeting shall be stated as set forth in Section
5.07 hereof, unless such notice is waived.

5.07     SPECIAL MEETINGS

         A special meeting of the Investment Committee may be called at any time on the written request of at least two (2) of the members of the Investment Committee then in office, and shall be held at such time and place, within or without the State of Michigan, (or by telephone at any Member's election), as may be fixed by such members of the Investment Committee in such request, provided that all members of the Investment Committee are notified as to when such meeting shall occur and two (2) alternative times are proposed for any such meeting.

         The Members agree that there cannot be more than two (2) special meetings per week without the affirmative vote of four (4) out of the five (5) members of the Investment Committee.

5.08     NOTICE OF MEETINGS

         Notice of the time, place and purposes of each meeting of the Investment Committee shall be sent to each member of the Investment Committee by mail, addressed to him at the address as it appears on the records of the Company, or telephoned or delivered to him personally, at least thirty (30) days before the meeting is to be held. Any notice may be waived or provided in this
Article V.

5.09     QUORUM

         At all meetings of the Investment Committee, the presence in person, by phone or by proxy of a sufficient number of members necessary to approve the business at hand (i.e., three [3] Members for matters under Section 5.02a; four [4] Members for matters under Section 5.02b) shall be necessary and sufficient to constitute a quorum.

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

5.10     REIMBURSEMENT

         The members of the Investment Committee shall not receive any compensation for their services.

5.11     PARTICIPATION IN A MEETING BY CONFERENCE TELEPHONE

         Any member of the Investment Committee may participate in a meeting of the Investment Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section
5.10 shall constitute presence in person at such meeting within the meaning of
Section 5.08 hereof, or for any other purpose.

5.12     WRITTEN CONSENT IN LIEU OF MEETING

         Any action required or permitted to be taken at any meeting of the Investment Committee may be taken without a meeting if a written consent thereto shall be signed by each member of the Investment Committee, and such written consent or consents shall be filed with the minutes or proceedings of the Investment Committee.

5.13     MINUTES

         Ramco shall prepare written minutes or proceedings of all Investment Committee meetings, including all actions taken, and promptly mail such minutes or proceedings to all members of the Investment Committee.

                                   ARTICLE VI
                          BOOKS, RECORDS AND ACCOUNTING

6.01     FISCAL YEAR ACCOUNTING

         The Company shall operate on a calendar fiscal year. The Company shall use the accrual method of accounting, or such other fiscal year or method of accounting, as may be selected by Investment Committee.

6.02     BOOKS AND RECORDS

         a. The Company shall at all times maintain all documentary materials required by the Act and proper and complete and accurate books and records of the Company's business and affairs, as well as such other books and records as Ramco deems appropriate. Such books and records shall be kept at the Company's principal office.

         b. All such materials shall be available for inspection and copying, at a Member's expense, by each Member or its designated representatives, during ordinary business hours.

6.03     TAX MATTERS PARTNER

         The Manager shall be the Tax Matters Partner and shall continue to act as such unless and until it resigns or is removed by the terms of this Agreement. "Tax Matters Partner" has the meaning set forth in Section 6231(a)(7) of the Code. The Tax Matters Partner shall have all rights and responsibilities of that position described in Sections 6221 through 6234 of the Code. Notwithstanding the foregoing, unless the Tax Matters Partner has obtained the prior approval of Investcorp, the Tax Matters Partners shall not have the power or authority to (i) choose any judicial, administrative or other forum in which to contest or litigate any position or action taken by any taxing authority against or with respect to the Company (or any Member with respect to the Company), or (ii) agree to any extension of any period within which any taxing authority must take action against or with respect to the Company (or any Member with respect to the Company). The Tax Matters Partner shall give prompt notice to the Members of any notices with respect to the Company received by the Tax Matters Partner from any taxing authority. Each Member agrees that, upon receipt of such notice from the Tax Matters Partner, it shall respond promptly so the Tax Matters Partner may act accordingly with respect to the issue at hand. Notwithstanding the foregoing, the Tax Matters Partner shall make a Section 7.04(c) election if so directed by Investcorp.

6.04     TAX INFORMATION AND FINANCIAL STATEMENTS

         Ramco shall, at Ramco's expense, prepare, or cause to be prepared, and distributed to the Members, (i) within thirty (30) days after the end of each calendar month, monthly unaudited financial statements, including an income statement, cash flow statement and balance sheet for each Project Entity, with respect to the preceding calendar month, (ii) within ninety (90) days after the end of each calendar year, the Company's tax return with respect to such calendar year, and all information relating to the Company that is necessary for the preparation of the Member's federal and state income tax returns with respect to such calendar year, and (iii) within ninety (90) days after the end of each calendar years, a consolidated financial statement for all of the Project Entities. In the event the Investment Committee or either Member desires to have any statement provided for in this Section 6.04 audited, then and in that event, the Investment Committee or such Member shall have the right to cause such statement to be audited, provided that the sole expense of such audit is borne by the Company, if requested by the Investment Committee, or otherwise, by the Member making such a request.

                                   ARTICLE VII
                       ASSIGNMENT OF MEMBERSHIP INTERESTS,
                   WITHDRAWAL OF A MEMBER AND RELATED MATTERS

7.01     ASSIGNMENT

         a. Except as otherwise expressly permitted herein, no Member shall have the right to assign its Membership Interest, or any portion thereof, or to have an assignee of its Membership Interest or any portion thereof, admitted to the Company as a member in respect thereof, without the prior written consent of the other Member. Notwithstanding anything contained in this Section 7.01 to the contrary, each Member shall have the right, without obtaining the prior written consent of the other Member, to assign its Membership Interest or any portion thereof, and to have such assignee of its Membership Interest or portion thereof, admitted to the Company as a Member in respect thereof, as follows: (i) Ramco may assign all or any portion of its Membership Interest to any entity that is Controlled By Ramco, and (ii) Investcorp may assign all or any portion of its Membership Interest to any entity that is Controlled By Investcorp or its Affiliates.

         b. For purposes hereof, the term (i) "assignment" means any sale, conveyance, transfer, assignment, mortgage, pledge, encumbrance, hypothecation or other alienation or disposition of any type or kind, (ii) "assign" means the making of an assignment, (iii) "assignor" means a person who makes an assignment and (iv) "assignee" means a person to whom or for whose benefit an assignment is made.

7.02     SUBSTITUTION OF MEMBERS

         If there is an assignment of a Member's Membership Interest or portion thereof that complies with the provisions of Section 7.01a hereof, the assignee shall only be admitted to the Company as a Member (in addition to the consent requirement for such admission as Member pursuant to Section 7.01a hereof), and the assignor shall cease to be a Member in respect of such Membership Interest or portion thereof, if and when all of the following requirements have been satisfied:

                  (i) such instruments as may be required by the Act or other applicable law or to effect the continuation of the Company and the Company's ownership of its properties are executed and delivered and/or filed;

                  (ii) the instrument of assignment binds the assignee to all of the terms and conditions of this Agreement as if the assignee were a signatory party hereto and does not release the assignor from any liability or obligation, accruing prior to the date of the assignment, of or in respect of the Membership Interest which is the subject of the assignment;

                  (iii) the instrument of assignment is manually signed by the assignee and assignor and is otherwise reasonably acceptable in form and substance to the other Member, and such Member has consented to such assignment (which consent may be given or withheld in the exercise of its sole discretion);

                  (iv) if there is more than a single assignee (or successor in interest), the assignees or successors shall have complied with the provisions of Section 7.07 hereof; and

                  (v) such assignment shall not be prohibited by, or cause a breach of, or cause events unrelated to the identity of the assignee but not the nature of the assignee (e.g., tax-exempt status) that are unacceptable to the other Member in the exercise of its reasonable discretion to occur pursuant to, any agreement or understanding by which the assignor or the assignee or any properties of the Company or the Company itself is bound or affected.

         An assignee of a Membership Interest pursuant to an assignment permitted in this Agreement may, subject to the provisions of this Article VII, be admitted as a Member in the Company in the place and stead of the assignor Member in respect of the Membership Interest acquired from the assignor Member and shall have all of the rights, powers, obligations, and liabilities, and shall be subject to all of the restrictions, of the assignor Member, including, without limitation, but without release of the assignor Member, the liability of the assignor Member for any existing unperformed obligations of the assignor Member. Each of the Members, on behalf of itself and its permitted successors and assigns, hereby agrees and consents to the admission of any such additional members as herein provided.

7.03     TRANSFERS OF INTERESTS IN MEMBERS

         Each Member shall have the right, without the consent of the other Member, to assign, transfer, convey, or create new interests in such Member; or to participate in a merger or other similar transaction. In the event of a transfer of substantially all of the interests in a Member to an unaffiliated entity, or in the event of a merger, the surviving entity shall have all of the rights and obligations of its predecessor as a Member of the Company and, such successor shall have the right, if it so elects, to appoint members of the Investment Committee to replace the members of the Investment Committee appointed by its successor. In the event that any such transfer results in a violation of the provisions of Section 5.01b hereof, the provisions of Section 5.01b shall be applicable.

7.04     REFERENCES TO "MEMBER" AND "MEMBERS" IN THE EVENT OF SUCCESSORS

         In the event that either Ramco or Investcorp's Interest is held by one or more successors to such Member, (exclusive, however, of additional Members admitted to the Company pursuant to the provisions of this Agreement), references in this Agreement to "Member" and "Members" shall refer, as applicable and except as otherwise provided herein, to the collective Membership Interests of all successors to the Membership Interest of Ramco or Investcorp, as the case may be; and all decisions, consents, approvals, determinations, actions, and selections of the Members (to the extent any such decisions, consents, approvals, determinations, actions, and selections of the Members are provided for in this Agreement) and the Company shall, as herein provided but subject to the provisions of Article VII hereof, require the decision, consent, approval, determination, action, or selection of Ramco or an authorized representative of all of the successors to the Membership Interest of Ramco (acting in the manner provided in Section 7.07 hereof) and/or Investcorp or an authorized representative of all of the successors to the Membership Interest of Investcorp (acting in the manner provided in Section 7.07 hereof), as provided for in this Agreement.

7.05     PROHIBITION ON WITHDRAWAL

         a. Except in connection with an assignment of its entire or any portion of its Membership Interest in the Company and the admission of the assignee to the Company pursuant to, and in accordance with the provisions of this Agreement, no Member may withdraw from the Company prior to dissolution and winding up. If either Member shall withdraw from the Company in violation of the preceding sentence, then:

            (1) Unless the remaining Member elects otherwise, the remaining Member shall, either alone or with others, continue the business of the Company and control the Investment Committee;

            (2) The withdrawn Member shall be liable to the remaining Member and to the Company for all damages resulting from the withdrawn Member's withdrawal;

            (3) The withdrawn Member shall cease to be a member of the Company and shall cease to have any interest in, or any rights with respect to, the Company, any Shopping Center and any other property or asset of the Company or the business of the Company, and anything contained in this Agreement to the contrary notwithstanding, the withdrawn Member shall have no right to receive any distributions or other amounts from the Company or the remaining Member under any Section of this Agreement; however, the withdrawn Member shall nevertheless remain liable for all of its existing unperformed obligations to, or with respect to, the Company and/or the remaining Member and for its share of all existing liabilities of the company to third parties (to the extent, if at all, such Member was so liable); and

            (4) The withdrawn Member shall be deemed to have renounced its Membership Interest and to have waived any right that it would otherwise have under this Agreement, the Act or otherwise to demand or receive any amounts from the Company or the remaining Member in respect of the value of its Membership Interest or otherwise, or to be indemnified against present or future Company liabilities, and the Company and the remaining Member shall have no obligation whatsoever to pay the withdrawn Member the value of its Membership Interest or any other amount or to indemnify it against any present or future Membership liabilities.

         b. If (and only if) the remaining Member elects not to continue the business of the Company, the Company shall be wound up and liquidated pursuant to the provisions of Article VIII hereof.

7.06     OCCURRENCE OF A DISABILITY EVENT WITH RESPECT TO A MEMBER

         In the event of the occurrence of a Disability Event with respect to a Member, the Company shall dissolve; unless, within ninety (90) days thereafter, the remaining Member agrees to continue the business and affairs of the Company.

7.07     SINGLE REPRESENTATIVE TO ACT ON BEHALF OF SUCCESSORS

         In the event that Ramco's or Investcorp's Membership Interest is, at any time during the term of this Agreement (including any period of dissolution and winding up of the Company), held by more than one individual or entity (except for additional Members admitted to the Company pursuant to the provisions of this Agreement), then all of the individuals or entities holding Ramco's or Investcorp's, as the case may be, original Membership Interest shall forthwith, but in any event within thirty (30) days after the date on which the Membership Interest of such Member is held by more than a single individual or entity, appoint one or more individuals as their collective authorized representative(s), who shall each have the power and authority, acting alone, to represent and bind and act on behalf of all of the Members so joined together and represented (i.e., all of the successors to the Membership Interest of Ramco or the Investcorp, as the case may be) in connection with all matters relating to this Agreement or the Company that are specifically controlled by the Members and not the Investment Committee. An authorized representative designated as required herein shall act at the direction of that Member or those Members, represented by such authorized representative, who at the relevant time holds or collectively hold, as the case may be, an Applicable Percentage which is in excess of fifty percent (50%) of the total Applicable Percentages held by all the Members represented by such authorized representative.

7.08     SUCCESSION BY INDIVIDUALS TO MEMBERSHIP INTERESTS OF MEMBERS

         In the event that any individual succeeds to the interest of any Member in accordance with the terms of this Agreement, then the interest of such individual Member in the Company, subject to the provisions of Section 7.02 hereof, may be:

                  (i) Assigned or disposed of by will or intestacy to or for the benefit of any member or members of the deceased Member's Immediate Family; or

                  (ii) Assigned during his lifetime or at his death to a Family Trust for such individual.

                                  ARTICLE VIII
                           DISSOLUTION AND WINDING UP;
                            CONTINUATION OF BUSINESS

8.01     WINDING UP AND LIQUIDATION OF THE COMPANY

         Upon dissolution, the Company shall cease carrying on its business and affairs and shall commence the winding up of the Company's business and affairs and the liquidation of its assets (subject, in all respects, to the provisions of Sections 4.19 and 4.20 hereof). Upon the winding up of the Company, the assets of the Company shall be distributed first to creditors to the extent permitted by law, in satisfaction of the Company's debts, liabilities and obligations, then for contingent liabilities determined by the Investment Committee, and then to Members in accordance with their Capital Account balances, determined after the allocation of all Profits, Losses and items of income, gain, expense or loss. Such proceeds shall be paid to such Members within ninety (90) days after the date of winding up.

8.02     CERTIFICATE OF DISSOLUTION

         After the affairs of the Company have been wound up and the Company terminated, a certificate of dissolution shall be executed and filed in the office of the Secretary of State for the State of Delaware.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

9.01     INDEMNIFICATION

         a. No Member nor any Designated Representative (each an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Indemnified Person for (a) any act performed within the scope of the authority conferred on such Indemnified Person by this Agreement except for the gross negligence, willful misconduct, fraud or bad faith, of such Indemnified Person in carrying out its obligations hereunder, (b) the Indemnified Person's failure or refusal to perform any act, except those expressly required by or pursuant to the terms of this Agreement, (c) the Indemnified Person's performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company, or (d) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained and monitored with reasonable care.

         b. In any threatened, pending or completed action, suit or proceeding, each Indemnified Person shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, proceedings, costs expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by the Indemnified Person in connection with such action, suit or proceeding) by virtue of its status as a Member or Designated Representative, as the case may be, or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence, willful misconduct, fraud or bad faith of the Indemnified Person. The indemnification provided by this Section 9.01b shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability on account thereof or be required to make any Capital Contributions for the sole purpose of satisfying such indemnification obligation. The Investment Committee shall have the right to cause the Company to obtain insurance to provide for coverage for an Indemnified Person to the extent that such coverage is permitted under this Section 9.01.

9.02     CONTRIBUTION AMOUNT/CROSS INDEMNITY

         a. During the term of this Agreement Ramco or its affiliates (the "Ramco Group") or Investcorp, or its affiliates (the "Investcorp Group"), (together with the Ramco Group, the "Guarantor Groups") may be required to deliver to lenders or other third parties guarantees or indemnification agreements (the "Guarantees") with respect to certain obligations of the Company or a Project Entity (each, a "Guaranteed Obligations"). Guaranteed Obligations may not be incurred without the consent of both Guarantor Groups. The parties hereto agree that in the event that any Guarantor Group (the "Guarantor") is required to pay and pays any amount in connection with the Guaranteed Obligations ("Guaranteed Obligations Amount Due") such other party (the "Indemnitor") shall pay to the Guarantor such Indemnitor's "Proportionate Share" (as hereinafter defined) of any Guaranteed Obligations Amount Due (less any amounts already paid by such Indemnitor in respect of such Guaranteed Obligations Amount Due (the "Indemnitor Reimbursement Amount"). For purposes of this paragraph, the term Proportionate Share shall mean (i) with respect to the Ramco Group, twenty-five percent (25%) and (ii) with respect to the Investcorp Group, seventy-five percent (75%), it being understood and agreed that to the extent that the Ramco Group has agreed to be responsible for any matter guaranteed [including, without limitation, under Section 30(m) and Section 30(q) of the Initial Acquisition Properties Contract for Chester Shopping Center] then the Proportionate Share for the Ramco Group shall be one hundred percent (100%).

         b. Subject to the further terms of this Section 9.03 but notwithstanding any other Section of this Agreement to the contrary, each Indemnitor shall indemnify and reimburse each Guarantor, within ten days after written demand (but in no event shall such reimbursement be required to be made prior to the date the Guarantor was required to make such payment in respect of a Guaranteed Obligation) for an amount equal to such Indemnitor's Indemnitor Reimbursement Amount, together with interest thereon at the rate set forth in
Section 2.03a(i) hereof, accruing from the date which is ten (10) days after the date advanced until the date such Indemnitor Reimbursement Amount is repaid.

         c. If any party to a Guaranty makes a demand on or institutes a legal proceeding against one or more Guarantors for payment under any of the Guarantees, then such Guarantor shall notify the other Guarantor(s) of such demand or legal proceeding, which notice shall identify, among other things, the amount and nature of such claim, and shall include copies of all relevant documents, filings and notices. The Guarantor Groups s hall meet and negotiate and discuss in good faith whether such Guarantor should settle such claim, or dispute such claim in a proper legal forum. Each Guarantor Group agrees to pay, upon demand, their respective Proportionate Share of all legal costs and expenses incurred by the Guarantor in connection with disputing such claim (and any such payments in respect of such dispute incurred by a Guarantor shall be included within the definition of the term Indemnitor Reimbursement Amount; provided that Ramco Group is the Guarantor it shall not settle any claim or take any material legal action without the consent of the Investcorp Group (unless the Ramco Group is willing to forego reimbursement from the Investcorp Group with respect to such Indemnitor's Reimbursement Amount.

         d. Notwithstanding anything contained herein to the contrary, in the event any Indemnitor defaults in the payment of its obligations hereunder, the Guarantor(s) on behalf of the Company, may (i) set off or deduct any amounts due such Guarantor Group from amounts otherwise due such Guarantor Group under
Article III hereof and pay such amounts to the Guarantor until it has received payment in full of the Indemnitor Reimbursement Amount, and (ii) institute legal action to enforce such payment, and (iii) exercise the remedies set forth in
Section 2.03b hereof.

         e. The agreement of the Guarantor Groups herein shall remain in full force and effect until all Guaranteed Obligations under any of the Guarantees shall be terminated and/or paid in full and the time during which any such payment could be avoided as a preference or otherwise rescinded under the United States Bankruptcy Code or any other similar Federal of state law related to solvency, rehabilitation, liquidation or reorganization has expired (and shall survive any termination, dissolution, winding up and similar events of the Company).

         f. The obligations of any Indemnitor created hereby shall be enforceable notwithstanding the insolvency, bankruptcy or dissolution of such Indemnitor or any of the Indemnitee(s).

         g. No failure or delay by any Guarantor in exercising any right or remedy against an Indemnitor shall operate as a waiver of such right or remedy or of any other right or remedy.

         h. Ramco's obligations hereunder shall survive Ramco's acquisition of any such Shopping Center.

9.03     PUT OPTION FOR INITIAL ACQUISITION PROPERTIES

         a. Notwithstanding anything contained herein to the contrary, the Company and Ramco hereby grant to Investcorp or its designee the option to require Ramco to purchase (the "Put Option") for the Put Price, any Initial Acquisition Property or the Company's interest in the Project Entity which owns such Initial Acquisition Property at any time in which the Company and/or the Project Entity owns any interest therein (the "Put Option Period") if Investcorp, the Company or such Project Entity suffers a Detriment with respect to the Property in question due to, or arising out of, or in connection with, any Acquisition Issue.

         For purposes of this Section 9.03, (x) the term "Detriment" shall include, without limitation any cost, expense, fee, damage, liability, or financial or economic loss (including, without limitation, a diminution in the value of the Initial Acquisition Property in question) if the cause of such condition is not solved (or solvable) by Ramco to Investcorp's reasonable satisfaction within (A) any time period required by law or governmental authorities (prior to the imposition of civil or criminal fines or penalties) or any mortgagee (prior to the occurrence of an event of default), or (B) where a time period is not otherwise provided, within a reasonable period of time;

         (y) the term "Acquisition Issue" shall mean any of the following: (i) with respect to Chester, (A) the lack of certificates of occupancy for the Shopping Center or any tenant therein; (B) a violation of the current parking variances; or (C) either (x) the failure of Ramco to comply with or otherwise satisfy the provisions of Section 30(q) of the Initial Acquisition Properties Contract for Chester or (y) if the remediation work required by Section 30(q) (the "Remediation Work") is not covered by insurance in whole or in part or if the insurance proceeds received or to be received by Ramco or the Project Entity are insufficient to complete the Remediation Work, Ramco's failure to post the Deficiency Deposit when requested by Investcorp (it being understood and agreed that Ramco should be solely responsible for the payment of any deductible under any such insurance policy). The "Deficiency" shall mean the cost of the Remediation Work as reasonably determined by Investcorp, less the insurance proceeds received or to be received on account of the Remediation Work. The "Deficiency Deposit" shall mean cash or cash equivalents in the amount of the Deficiency to be deposited with a third party bank designated by Investcorp, to secure Ramco's obligation to pay for and to pay for the Remediation Work; and
(ii) with respect to Rivertowne (A) Office Depot's encroachment on a twelve-
(12) foot sanitary sewer easement recorded in Official Records Book 8810, Page 521; (B) former "Olive Garden" encroachment on a thirty- (30) foot access easement recorded in Official Records Book 8004, Page 590; (C) requirement for platting by the County; or (D) all or a portion of the Master Lease premises being subleased to a subtenant which Investcorp rejects or the Master Lease being assigned to a person or entity which Investcorp rejects;

         (z) the term "Put Price" shall mean, for the Initial Acquisition Property in question, the amount required to provide Investcorp with an eighteen percent (18%) internal rate of return to be determined in accordance with Exhibit B compounded annually after payment of all expenses (including, without limitation, transfer taxes, apportionments, brokerage fees and all other fees, costs and expenses associated with the transfer of the Initial Acquisition Property or interest in the Project Entity) on the capital invested by Investcorp in such Initial Acquisition Property (taking into account all prior distributions and asset management fees made to Investcorp with respect to this Initial Acquisition Property only).

         b. Investcorp shall exercise any Put Option, if at all, by giving written notice (the "Put Notice") of its exercise of such Put Option to Ramco and the Investment Committee at any time during the Put Option Period, which notice shall set forth the Acquisition Issue in question, the Put Price and the date of closing. Notwithstanding the foregoing, if Investcorp exercises a Put Option due to the Acquisition Issue indicated in Section 9.03a(y)(ii)(D) above, Investcorp must exercise the Put Option within six (6) months from the date that such tenant or sublease is rejected in writing by Investcorp.

         c. The Put Price for each Initial Acquisition Property to be acquired by Ramco (or its designee) pursuant to an exercise of a Put Option shall be payable by Ramco in cash at the closing. The sale and purchase of the Initial Acquisition Property in question shall be consummated on a date designated by Investcorp in the Put Notice which shall be no earlier than fifteen (15) days and no later than sixty (60) days of the exercise of such Put Option. The Members hereby agree that they shall use their reasonable efforts to minimize the costs involved in such transaction, as well as to structure the sale in such a way as to minimize to the extent possible the negative income tax consequences that will inure to Investcorp and/or the Project Entity which owns the Initial Acquisition Property as a result of such purchase; Ramco shall cause all members of the Investcorp Group to be fully released under all Guarantees related to such property (including, without limitation, by prepaying any loan affecting or relating to the Initial Acquisition Property in question) and shall pay any and all prepayment fees, assumption fees and the like, to any lender that are charged as result of such release, sale of the Initial Acquisition Property or transfer of interest in the Project Entity in question. At the closing, the Company or the Project Entity, as applicable, shall transfer to Ramco (or its designee) "AS IS" and without any representations or warranties all rights, title and interest in and to the Initial Acquisition Property or the Project Entity which owns the Initial Acquisition Property. In addition, the Company shall execute such instruments of transfer and release with respect to the Initial Acquisition Property or the interest in the Project Entity as shall be reasonably required by Ramco, or Investcorp.

         d. If Ramco fails to consummate to acquisition on the closing date set forth above, the Put Price shall bear interest at the rate provided in Section 2.03a(1) hereof and, Investcorp may (i) institute a legal action to enforce the payment of the Put Price together with interest thereon, (ii) set off or deduct any amounts due from the amount otherwise due Ramco under Article II hereof and pay the amount to Investcorp and (iii) immediately exercise the remedies set forth in Section 2.03b(2), (3) and (4) hereof.

         e. Ramco's obligations hereunder shall survive Ramco's acquisition of any such Shopping Center.

9.04     NOTICES

         a. Any notice, election, demand, request, consent, approval, concurrence or other communication given or made under any provision of this Agreement shall be deemed to have been sufficiently given or made for all purposes if it is in writing and it is (i) delivered personally (or sent by facsimile) to the party to whom it is directed at the address set forth in the introductory paragraph of this Agreement or (ii) sent by first class mail, certified mail, return receipt requested, addressed to the party to whom it is directed, at its address set forth in the introductory paragraph of this Agreement, or (iii) sent by receipted overnight package delivery service, addressed to the party to whom it is directed, at its address set forth in the introductory paragraph to this Agreement. A Member may change its address for purposes of this Agreement by giving the other Member notice of such change in the manner herein before provided for the giving of notices. Copies of any notice, election, demand, request, consent, approval, concurrence or other communication given or made in accordance with this Section 9.04a shall be addressed and sent to:

         If to Ramco, to:                c/o Ramco-Gershenson Properties Trust
                                         27600 Northwestern Highway, Suite 200
                                         Southfield, Michigan  40834
                                         Attn:  Chief Financial Officer

         with a copy to:                 Honigman Miller Schwartz & Cohn
                                         2290 First National Building
                                         Detroit, Michigan 48226
                                         Attn:  Richard J. Burstein, Esq.

         If to Investcorp, to:           c/o Investcorp International, Inc.
                                         280 Park Avenue, 37th Floor West
                                         New York City, New York 10128
                                         Attn:  F. Jonathan Dracos

         with a copy to:                 Battle Fowler LLP
                                         75 East 55th Street
                                         New York, New York  10022
                                         Attn:  Eric R. Landau, Esq.

         b. Except as otherwise expressly provided in this Agreement, any such notice, election, demand, request, consent, approval, concurrence or other communication (i) given or made in the manner indicated in clause (i) of Section 9.04a hereof, shall be deemed to be given or made on the day on which it is delivered, (ii) given or made in the manner indicated in clause (ii) of Section 9.04a hereof, shall be deemed to be given or made on the fifth business day after the day on which it was deposited in a regularly maintained receptacle for the deposit of the United States' mail and (iii) given or made in the manner indicated by clause (iii) of Section 9.04a hereof, shall be deemed to be given or made on the second day after which it was delivered to the carrier.

9.05     TERMS

         Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

9.06     ARTICLE AND  SECTION HEADINGS

         The article and Section headings in this Agreement are for identification only; they are not intended to interpret the intent of any of the provisions of this Agreement.


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

9.07     ENTIRE AGREEMENT

         This Agreement and the transactions described or contemplated hereby constitutes the entire agreement among the parties hereto and contains all of the agreements among said parties with respect to the subject matter hereof.

9.08     SEVERABILITY

         If any provision hereof shall be judicially determined to be illegal, or if the application thereof to any person or in any circumstance shall, to any extent, be judicially determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or in circumstances other than those to which it has been judicially determined to be invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.09     AMENDMENT

         This Agreement may be amended or revoked at any time by a written agreement executed by all of the Members. No change or modification to this Agreement shall be valid unless in writing and signed by all of the Members.

9.10     BINDING EFFECT

         Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties hereto, and their respective distributees, heirs, successors and assigns.

9.11     GOVERNING LAW

         This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware.

9.12     COUNTERPARTS

         This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same document.

9.13     NO THIRD PARTY RIGHTS CREATED HEREBY

         The provisions of this Agreement are solely for the purpose of defining the interests of the Members, inter se; and no other individual, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title, or interest by way of subrogation or otherwise, in and to the rights, powers, titles, and provisions of this Agreement.

9.14     ADDITIONAL ACTS AND INSTRUMENTS

         Each Member hereby agrees to do such further acts and things and to execute any and all instruments necessary or desirable and as reasonably required in the future to carry out the full intent and purpose of this Agreement.

9.15     DATE OF AGREEMENT

         For all purposes hereof, the date of execution of this Agreement shall be the last date on which this Agreement has been signed by the Members (which date shall be inserted by the last signatory in the first paragraph of this Agreement).

9.16     RIGHT OF SETOFF

         Simultaneously with the execution hereof, certain Project Entities have executed contracts (together with any and all documents, instruments and/or agreements executed and/or delivered in connection therewith, collectively, the "Initial Acquisition Properties Contracts") to acquire, and have acquired, the Initial Acquisition Properties (or membership interests of the entities owning same) from Ramco. In connection with the foregoing acquisitions, Ramco has executed one or more Indemnification Agreements relating to the Initial Acquisition Properties, which agreements for indemnification are also included in the Initial Acquisition Properties Contracts (collectively, the "Indemnity Agreement"). In the event (i) Ramco (or its affiliates) defaults under any term, covenant or condition [including, without limitation, any breach of any representation, warranty or failure to make required payments on account of apportionments or any breach of Section 16 of each of the Initial Acquisition Properties Contracts and of Section 6 of the Initial Acquisition Properties Contract relating to Rivertowne, and Sections 30(m), 30(n) or 30(q) of the Initial Acquisition Properties Contract relating to Chester Springs] or (ii) the Company, a Project Entity or Investcorp makes a claim under an Indemnity Agreement, the Company shall setoff or deduct any amounts due to such entity under clauses (i) and/or (ii) (the "Claimed Amount") from amounts otherwise due to Ramco under Article III hereof and pay the Claimed Amount to Investcorp.

         If Ramco disputes all or part of the Claimed Amount (the amount in dispute, the "Disputed Amount"), the Company shall not setoff or deduct the Disputed Amount from amounts otherwise due and payable to Ramco under Article III hereof, until a judgment with respect to such Disputed Amount is obtained. If the Disputed Amount is greater than or equal to Two Hundred Fifty Thousand Dollars [$250,000.00] or the claim relates to Section 16 of each of the Initial Acquisition Properties Contracts and of Section 6 of the Initial Acquisition Properties Contract relating to Rivertowne, and Sections 30(m),

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
30(n) and 30(q) of the Initial Acquisition Properties Contract relating to Chester Springs, then in such event, prior to obtaining a judgment as to the Disputed Amount, the Company shall retain the Disputed Amount. Upon obtaining a judgment, the Company shall pay the Disputed Amount (or portion thereof) to Investcorp, the Company or the Project Entity, as applicable.

         If Ramco does not pay the Claimed Amount to the appropriate party in the time period set forth in the Initial Acquisition Properties Contracts, the Claimed Amount shall bear interest at a rate set forth in Section 2.03a(i) until the date same is paid. In addition to the foregoing, if Ramco has not paid any amounts payable under the Initial Acquisition Properties Contracts or the Indemnity Agreements within 90 days from the date such judgment is rendered, either by set off in accordance with the preceding paragraph or otherwise, the Company, the Project Entity, and Investcorp shall have the remedies set forth in
Section 2.03(b)(2), (3) and (4) hereof.

         The foregoing rights shall be in addition to any other rights available to the Company, the Project Entities, or Investcorp at law, in equity, or otherwise.

                                    ARTICLE X
                                   DEFINITIONS

10.01    DEFINITIONS

         For purposes of this Agreement, the following terms have the following respective meanings, unless the context clearly indicates a different meaning:

         a. "Act" has the meaning specified in Recital A. of this Agreement.

         b. "Adjusted Augmented Capital Account" has the meaning specified in
Section 3.01g(1) hereof.

         c. "Adjusted Capital Contributions" means, with respect to each Member for each fiscal year of the Company, the sum of (i) and (ii), where (i) is the aggregate amount of cash actually contributed to the capital of the Company by such Member through and including the last day of the preceding fiscal year, and
(ii) is the amount obtained by multiplying the aggregate amount of cash actually contributed to the capital of the Company by such Member during such fiscal year by a fraction, the numerator of which is the number of days remaining in such fiscal year when such cash was contributed to the Company denominator of which is the total number of days in such fiscal year.

         d. "Adjusted Capital Distributions" means, with respect to each Member for each fiscal year of the Company, the sum of (i) and (ii), where (i) is the aggregate amount of cash actually distributed by the Company to such Member (except

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
distributions pursuant to Sections 3.02a(1), 3.02a(2), 3.03a(2) or 3.03a(3) hereof) prior to the first day of such fiscal year, and (ii) is the amount obtained by multiplying the aggregate amount of cash actually distributed by the Company to such Member (except distributions pursuant to Sections 3.02a(1), 3.02a(2), 3.03a(2) or 3.03a(3) hereof) during such fiscal year by a fraction, the numerator of which is the number of days remaining in such fiscal year on the date that such cash was distributed by the Company and the denominator of which is the total number of days in such fiscal year.

         e. "Affiliate" means, with respect to any Member, any person (individual or entity, as the case may be) that, either directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with the person specified. As used herein, "control or controlling" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and process of a person, whether through the ownership of voting securities, by contract or otherwise.

         f. "Agreement" means this Limited Liability Company Agreement of RPT/Invest L.L.C., as the same may be amended from time to time.

         g. "Applicable Percentage" means, with respect to each Member, the percentage set forth opposite such Member's name in column (3) on Exhibit A attached hereto.

         h. "Assignment", "assign", "assignor", and "assignee", as used in
Article VI hereof, shall have the respective meanings specified in Section 7.01b hereof.

         i. "Capital Account" means a bookkeeping account maintained by the Company with respect to each Member, which shall be:

            (1) credited with the amount of cash and the initial fair market value of any other property contributed by such Member to the capital of the Company, such Member's distributive share of Profits, any items of income or gain that are allocated to such Member pursuant to Section
         3.01 hereof, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member, and

            (2) debited with the amount of cash, and the fair market value of any Company property, distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses, any items of expense or loss that are allocated to such Member pursuant to Section 3.01 hereof, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

         In the event that a Member's Membership Interest or a portion thereof is transferred in accordance with the provisions of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Membership Interest or portion thereof so transferred.

         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with
Section 1.704-1(b) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In accordance with Section 1.704-1(b)(2)(iv)(q) of the Treasury Regulations, each Member's Capital Account shall be adjusted in a manner that maintains equality between the aggregate of all of the Members' Capital Accounts and the amount of capital reflected on the Company's balance sheet as computed for book purposes.

         j. "Capital Call Notice" has the meaning specified in Section 2.02c hereof.

         k. "Cash Disbursements" has the meaning specified in Section 3.02b(2)
(b) hereof.

         l. "Cash Flow" has the meaning specified in Section 3.02b(1) hereof.

         m. "Cash Receipts" has the meaning specified in Section 3.02b(2)(a) hereof.

         n. "Certificate" has the meaning specified in Section 1.01 hereof.

         o. "Code" means the Internal Revenue Code of 1986, as amended.

         p. "Company" has the meaning specified in Recital A. to this Agreement.

         q. "Consideration Period" has the meaning specified in Section 4.03b hereof.

         r. "Control(s)" (and its correlative terms "Controlled By" and "Under Common Control With") means with respect to any Member, possession by the applicable individual or individuals or entity or entities of the power, acting alone (or, solely among such individuals or entities, acting together), to designate and direct or cause the designation and direction of the management and policies thereof whether through the ownership of voting securities, by contract or otherwise.

         s. "Defaulting Member" has the meaning specified in Section 2.03a hereof.

         t. "Disability Event" means, with respect to each Member, the dissolution, termination, cessation of existence, bankruptcy or insolvency of such Member.

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

         u. "Disabled Member" means any Member with respect to whom a Disability Event has occurred.

         v. "Distributable Project Entity Cash Flow" has the meaning specified in Section 3.02b(2) hereof.

         w. "Due Diligence Period" has the meaning specified in Section 4.03c hereof.

         x. "Event of Default" has the meaning specified in Section 2.03a hereof.

         y. "Family Trust" means with respect to an individual, a trust for the benefit solely of such individual or for the benefit of any member or members of his Immediate Family or for the benefit of such individual and any member or members of such individual's Immediate Family (for the purpose of determining whether or not a trust is a Family Trust, the fact that one or more of the beneficiaries (but not the sole beneficiary) of the trust includes a person or persons, other than a member of such individual's Immediate Family, entitled to a principal distribution if he, she, it, or they shall have survived the settlor of such trust, which distributions to be made of something other than a Membership Interest and/or includes an organization or organizations exempt from federal income tax pursuant to the provisions of Section 501(a) of the Code and described in Section 501(c)(3) of the Code shall be disregarded); provided, however, that in respect of transfers by way of testamentary or inter vivos trust, the trustee or trustees shall be solely such individual, a member or members of such individual's Immediate Family, a responsible financial institution, an attorney that is a member of the Bar of any State in the United States, or an individual or individuals approved by that Member or those Members than holding an aggregate Applicable Percentage of at least eighty percent (80%).

         z. "Formation Date" has the meaning specified in Section 1.01 hereof.

         aa. "Immediate Family" means with respect to any individual, such individual's spouse (past or current), descendants (natural or adoptive), grandparents, parents, siblings of the whole or half blood, and descendents of parents of such individual's spouse (past or present).

         bb. "Indemnified Person" has the meaning specified in Section 9.01a hereof.

         cc. "Initial Acquisition Properties" means the Shopping Centers commonly know as Rivertowne and Chester.

         dd. "Investcorp" has the meaning specified in the introductory paragraph to this Agreement.

         ee. "Investment Committee" has the meaning specified in Section 5.02a hereof.

         ff. "Investment Termination Date" has the meaning specified in Section 2.02a hereof.

         gg. "Manager" has the meaning specified in Section 5.01a hereof.

         hh. "Maximum Required Aggregate Contribution" has the meaning specified in Section 2.02a hereof.

         ii. "Member" shall refer to any person designated as a member of the Company on Exhibit A attached hereto, or any successor in interest admitted as a member pursuant to the provisions of this Agreement, and "Members" shall refer to all Members collectively.

         jj. "Membership Interest" means, with respect to each Member, (i) such Member's entire interest in the Company, and the property, assets and capital thereof, and (ii) the share of the Profits, Losses, items of income, gain, expense or loss and distributions of the Company allocable to such Member under the provisions of this Agreement.

         kk. "Net Adjusted Capital Contributions" means, with respect to each Member for each fiscal year of the Company, the Adjusted Capital Contributions with respect to such Member for such fiscal year less the Adjusted Capital Distributions with respect to such Member for such fiscal year, but not less than zero.

         ll. "Net Operating Income" has the meaning specified in Section 4.19c hereof.

         mm. "Net Sale or Refinancing Proceeds" has the meaning specified in
Section 3.03b hereof.

         nn. "New Opportunity Notice" has the meaning specified in Section 4.03b hereof.

         oo. "Nondefaulting Member" has the meaning specified in Section 2.03a hereof.

         pp. "Offer" has the meaning specified in Section 4.10a hereof.

         qq. "Omitted Contribution" has the meaning specified in Section 2.03a hereof.

         rr. "Option Period" has the meaning specified in Section 4.09a hereof.

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

         ss. "Profit" and "Loss" each has the meaning specified in Section 3.01g(3) hereof.

         tt. "Project Entities" means those partnerships, limited partnerships, limited liability partnerships, limited liability companies, corporations, business trusts, or any other types of business entity or organization formed by the Investment Committee on behalf of the Company for the purpose of acquiring, owning, operating, expanding, renovating, marketing and selling Shopping Centers.

         uu. "Project Entity Net Sale or Refinancing Proceeds" has the meaning specified in Section 3.03c hereof.

         vv. "Preferred Return" means, with respect to each Member for each fiscal year of the Company, an amount of Cash Flow with respect to such fiscal year equal to nine percent (9%) (adjusted in an appropriate manner, as determined by the Investment Committee, with respect to any short fiscal year) of the Net Adjusted Capital Contributions of such Member with respect to such fiscal year. The Preferred Return shall not be compounded. The Preferred Return shall be cumulative, such that if the Cash Flow with respect to any fiscal year of the Company shall be insufficient to cover the full amount of the Preferred Return with respect to such Member for such fiscal year together with the unpaid portion of the Preferred Return with respect to such Member for each prior fiscal year of the Company, then the unpaid portion of the Preferred Return with respect to such Member for such fiscal year and each prior fiscal year of the Company shall be carried forward to the succeeding fiscal year, and from fiscal year to fiscal year, and shall be paid out of, and to the extent of, the first available Cash Flow, as provided in this Section 10.01aaa., and in Section 3.02a(2) and Section 3.02a(3) hereof, as the case may be.

         ww. "Purchase Option" has the meaning specified in Section 4.09a hereof.

         xx. "Purchase Price" has the meaning specified in Section 4.09c hereof.

         yy. "Put Option" has the meaning specified in Section 9.03 hereof.

         zz. "Ramco Member" has the meaning specified in the introductory paragraph to this Agreement.

         aaa. "Regulations" has the meaning specified in Section 3.01d(3) hereof.

         bbb. "Regulatory Provisions" has the meaning specified in Section 3.01c hereof.

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


         ccc. "RGI" has the meaning specified in Section 4.05a hereof.

         ddd. "Shopping Center" means, collectively, a strip shopping center, a community shopping center or a power shopping center located in the United States of America, together with the real property underlying such shopping center, the common areas located thereon and all of the amenities incidental to such shopping center.

         eee. "Successor" means, with respect to a Disabled Member, such Disabled Member's successor(s) in interest, personal representative(s) heirs at law, legatee(s), or estate.

         fff. "Target Investment Criteria" has the meaning specified in Section
1.03 hereof.

         ggg. Termination Date" has the meaning specified in Section 1.05b hereof.

         hhh. "Tax Matters Partner" has the meaning specified in Section 6.03 hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the date first above written.

                                  "INVESTCORP"

                                   Shop Invest LLC
                                   a Delaware limited liability company


                                   By:  /s/ F. JONATHAN DRACOS
                                      ------------------------------
                                       Its:    Vice President
                                      ------------------------------


                                   "RAMCO"

                                   Ramco-Gershenson Properties, L.P.,
                                   a Delaware limited partnership

                                   By:  Ramco-Gershenson Properties Trust,
                                        a Maryland real estate investment trust


                                   By    /s/ DENNIS GERSHENSON
                                      -------------------------------
                                         Its:  President
                                      -------------------------------


                                       55